SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
      14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

 ........................................REAL ESTATE ASSOCIATES LIMITED III.........................................
                                 (Name of registrant as specified in its charter)
 ...................................................................................................................
                      (Name of person(s) filing proxy statement if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:
              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2) Aggregate number of securities to which transaction applies:
              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
              (Set forth the amount on which the filing fee is calculated and state how it was determined):
              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4) Proposed maximum aggregate value of transaction:
              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5) Total fee paid:
              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

[  ]  Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No:
     3) Filing Party:
     4) Date Filed:

                                        REAL ESTATE ASSOCIATES LIMITED III
                                              9090 Wilshire Boulevard
                                         Beverly Hills, California  90211


                                                  August 5, 1998


To the Limited Partners:

National Partnership Investments Corp., the managing general partner ("NAPICO" or the "Managing General Partner") of Real Estate Associates Limited III (the "Partnership" or "REAL III"), is writing to recommend, and seek your consent to,
(i) a proposed sale of the interests of the Partnership (the "Real Estate Interests") in the real estate assets of twenty-two of the thirty-two limited partnerships affiliated with the Partnership to a real estate investment trust or its designated affiliate (collectively referred to as the "REIT") to be organized by Casden Properties, a California general partnership, and certain of its affiliates (collectively referred to as "Casden"); and (ii) certain
amendments   (the"Amendments")   to  the  Partnership's   Agreement  of  Limited
Partnership necessary to permit such sale. The transactions by which the Partnership proposes to sell the Real Estate Interests to the REIT and amend its Agreement of Limited Partnership are hereinafter referred to as the "Sale." The twenty-two limited partnerships, the real estate assets of which are to be transferred in connection with the Sale, are hereinafter referred to as the "Local Partnerships."

NAPICO is a wholly-owned subsidiary of Casden Investment Corporation, the sole director and stockholder of which is Mr. Alan I. Casden. Alan I. Casden is also a general partner of Casden Properties, the sponsor of the REIT and an affiliate of the Partnership. Four of the current members of NAPICO's board of directors, Charles H. Boxenbaum, Bruce E. Nelson, Henry C. Casden and Alan I. Casden, are expected to become officers and shareholders of the REIT. Twenty-one of the twenty-two above-referenced Local Partnerships each own a low income housing project that is subsidized and/or has a mortgage note payable to or insured by an agency of the federal government or a local housing agency. The remaining Local Partnership owns a conventional multi-unit residential apartment complex. The properties owned by the Local Partnerships are each referred to herein as a "Property." Limited Partners must separately approve the proposed Sale and each of the proposed Amendments in order to allow consummation of the Sale. The Partnership will remain in existence after consummation of the proposed Sale and will retain direct or indirect interests in ten property-owning limited partnerships.

In evaluating the proposed Sale, the Limited Partners should note that:

     o The Properties do not currently produce significant cash flow and the Partnership has not made any distributions to date. The Partnership's investment in the Properties was initially structured primarily to obtain tax benefits, and not to provide cash distributions. The Partnership has substantially fulfilled its original objective of providing tax benefits to the Limited Partners. The Partnership has generated tax benefits equal to at least 111.0% to each Limited Partner's equity investment since the inception of the Partnership through December 31, 1990 (assuming a Limited Partner claimed such deductions in accordance with the passive loss transitional relief rules contained in the Tax Reform Act of 1986 and in connection with property dispositions). As a result of such changes to the tax law, most Limited Partners no longer realize any material tax benefits from continuing to hold their interests in the Partnership.

      o Based upon a purchase price for the Real Estate Interests of $78,840,875, which is payable $1,950,530 in cash and $76,890,345 by assumption by the REIT of certain mortgage and related party indebtedness, it is anticipated that the Partnership will make an aggregate distribution to Limited Partners of $6,881,025, or approximately $1,201 per unit, which represents distributions from the net proceeds of the Sale plus approximately $4,950,000 of the available cash reserves of the Partnership. Each unit consists of two limited partnership interests and warrants to purchase two additional limited partnership interests, which were sold at an original cost of $5,000 per unit. The per unit distribution amount of $1,201 is anticipated to be sufficient to pay federal and state income taxes that would be due in connection with the Sale, assuming (i) that Limited Partners have suspended passive losses of $3,262 per unit from the Partnership; (ii) that such losses are available to offset ordinary income taxed at the 39.6% marginal federal rate; and (iii) federal and effective state capital gains rates of 25% and 5%, respectively.

      o The Managing General Partner believes that now may be an opportune time for the Partnership to sell the Real Estate Interests, given current conditions in the real estate and capital markets, which have enabled the REIT to make the proposal to the Partnership described in the enclosed materials.

      o Robert A. Stanger & Co., Inc., a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, the aggregate value ascribed to the Properties in connection with determining the Purchase Price to be received by the Partnership for the Real Estate Interests in the Sale is fair from a financial point of view to the Limited Partners.

      o The Managing General Partner believes that selling the Real Estate Interests in a single transaction (as opposed to a series of individual sales) will enable the Partnership to (i) reduce transaction expenses; and (ii) dispose of a significant portion of its portfolio in an expedited time frame. It should be noted that the Sale is conditioned upon, among other things, the consents of the general partners of the Local Partnerships in which the REIT intends to acquire interests. The Partnership will retain its interests in a Property if the general partner of the Local Partnership holding such Property does not agree to sell its interests in the Property.

      o The Managing General Partner does not believe that it would be feasible to market the Properties to a third party because the Partnership owns only limited partnership interests in the Local Partnerships. The general partners of such Local Partnerships are generally not affiliated with the Managing General Partner. As a result, the cooperation of a local general partner is necessary to allow the Partnership to effectuate a sale of a Property, since a third party buyer would need to negotiate a buy-out of the local general partner of such Property. The Partnership does not have the power to compel a sale of a Property or Properties to a third party.

      o Twenty-one of the twenty-two Properties are subject to Housing Assistance Payments Contracts under Section 8 of the United States Housing Act. Most of these contracts will expire by the end of 2002 and the United States Department of Housing and Urban Development will not renew them under their current terms, which could ultimately have an adverse economic and tax impact on Limited Partners.

There are certain risk factors that the Limited Partners should consider in evaluating the proposed Sale, such as:

      o The Partnership does not have the right to compel a sale of the Properties. Accordingly, the Managing General Partner has not marketed the Properties for sale to third parties.

      o   The terms of the Sale have not been negotiated at arm's-length.

      o Casden is both an affiliate of the Managing General Partner and the sponsor of the REIT and, as discussed in the enclosed materials, would receive substantial benefits as a result of the Sale and the successful formation and capitalization of the REIT that will not be available to Limited Partners.

      o It is possible that Limited Partners could earn a higher return on their investment in the Partnership if the Partnership were to retain ownership of the Properties, then market and sell the Properties to third parties for a higher aggregate purchase price at a later date.

      o As a result of the Sale, the Partnership will not realize any potential benefits of continuing to own the Properties.

      o The Sale will have a tax impact on Limited Partners. For Limited Partners who have been able to use all of the passive losses generated by the Partnership on a current basis, the Sale and the distribution of available cash will result in a federal and state income tax cost of approximately $1,394 per unit in excess of the cash distribution. For Limited Partners who do not have sufficient taxable income to be taxed at a 39.6% marginal rate, or who have other losses available to deduct against their taxable income and therefore could not fully utilize their suspended passive losses to offset their ordinary income, the sale could result in a federal and state tax cost in excess of cash distributions.

The REIT is to be formed by combining a substantial portion of Casden's multi-family housing assets, which consist of real estate businesses and property interests, with conventional and subsidized housing properties acquired from several Casden-sponsored and/or managed partnerships and from third-party sellers. Casden and certain officers and directors of NAPICO, including Alan I. Casden, Henry C. Casden, Charles H. Boxenbaum and Bruce E. Nelson, will receive a significant ownership interest in the REIT in exchange for Casden contributing substantially all of its multi-family housing assets and businesses to the REIT. The REIT proposes to acquire the Real Estate Interests for cash, which it plans to raise in connection with a private placement of its equity securities. The closing of the Sale is subject to, among other things, (i) the consummation of such private placement by the REIT; (ii) the consents of the general partners of the Local Partnerships in which the REIT intends to acquire interests; (iii) the approval of the United States Department of Housing and Urban Development and certain state and local housing finance agencies; and (iv) the consummation of a minimum number of similar sales transactions with other Casdenaffiliated partnerships.

If the Limited Partners do not approve the Sale, the Partnership will most likely retain its indirect ownership of the Properties.

We urge you to carefully read the enclosed Consent Solicitation Statement in order to vote your interests. YOUR VOTE IS IMPORTANT. BECAUSE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING UNITS OF LIMITED PARTNERSHIP INTEREST, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE SALE. To be sure your vote is represented, please sign, date and return the enclosed consent as promptly as possible.

The proposed Sale is fully described in the enclosed Consent Solicitation Statement. Please read the enclosed materials carefully, then return your signed consent form either by facsimile at 303-705-6171 or in the enclosed envelope on or before September 10, 1998.

If you have any questions, please do not hesitate to contact MacKenzie Partners, the Partnership's consent solicitation agent, toll free at 800-322-2885 or collect at 212-929-5500.


                                          Very truly yours,



                                          National Partnership Investments Corp.

                                        REAL ESTATE ASSOCIATES LIMITED III
                                              9090 Wilshire Boulevard
                                         Beverly Hills, California  90211

                                                  August 5, 1998

                                          CONSENT SOLICITATION STATEMENT

         On the terms described in this Consent Solicitation Statement, National Partnership Investments Corp., the managing general partner ("NAPICO" or the "Managing General Partner") of Real Estate Associates Limited III, a California limited partnership (the "Partnership" or "REAL III"), is seeking the consent of the Limited Partners of the Partnership to (i) the sale of the interests of the Partnership (the "Real Estate Interests") in the real estate assets of twenty-two of the thirty-two limited partnerships in which the Partnership holds a limited partnership interest, to a real estate investment trust or its designated affiliate (collectively referred to as the "REIT") to be organized by Casden Properties, a California general partnership, and certain of its affiliates (collectively referred to herein as "Casden"), for a purchase price of $78,840,875 (the "Purchase Price"), payable $1,950,530 in cash and $76,890,345 by assumption by the REIT of certain mortgage and related party indebtedness; and (ii) certain amendments to the Partnership's Agreement of Limited Partnership (the "Amendments") necessary to permit such a sale. The twenty-two limited partnerships, the real estate assets of which are to be transferred in connection with the Sale, are hereinafter referred to as the "Local Partnerships."

         Twenty-one of the twenty-two Local Partnerships own a low income housing project (each of which is referred to herein as a "Property") that is subsidized and/or has a mortgage note payable to or insured by an agency of the federal government or a local housing agency. The remaining Local Partnership owns a conventional multi-unit residential apartment complex. Pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships are subject to limitations on distributions to the Partnership. Such statutes and regulations require such Local Partnerships to hold cash flows in excess of such distribution limitations in restricted reserve accounts that may be used only for limited purposes. The REIT has agreed to assign its interests in one of the local partnerships that is the general partner of six of the Local Partnerships immediately after consummation of the Sale.

         Consents are also being sought from the limited partners of certain other limited partnerships, the general partners of which are affiliated with Casden (the Partnership and such other limited partnerships are hereinafter collectively referred to as the "Casden Partnerships"), to allow the sale of certain real estate assets owned by the Casden Partnerships to the REIT. The transactions by which the Partnership proposes to sell the Real Estate Interests to the REIT and amend its Agreement of Limited Partnership (the "Partnership Agreement") are hereinafter referred to as the "Sale." The series of transactions by which Casden proposes to form the REIT and acquire certain real estate assets from the Casden Partnerships and others is hereinafter referred to as the "REIT Transaction." The Partnership will remain in existence after consummation of the proposed Sale and will retain direct or indirect interests in a total of ten property-owning limited partnerships. The Sale and each of the proposed Amendments are being submitted to the Limited Partners as separate resolutions. Limited Partners must approve the proposed Sale and each of the proposed Amendments in order to allow consummation of the Sale.

         NAPICO is a wholly-owned subsidiary of Casden Investment Corporation, the sole director and stockholder of which is Mr. Alan I. Casden. Alan I. Casden is also a general partner of Casden Properties, the sponsor of the REIT and an affiliate of the Partnership. Four of the current members of NAPICO's board of directors, Charles H. Boxenbaum, Bruce E. Nelson, Henry C. Casden and Alan I. Casden, are expected to become officers and shareholders of the REIT. See "CONFLICTS OF INTEREST."

         It is anticipated that the Partnership will make a distribution to the Limited Partners of approximately $1,201 per unit of limited partnership interests in the Partnership from the net proceeds of the Sale and approximately $4,950,000 of the available cash of the Partnership.

         The Sale is conditioned upon, among other things, (i) approval of a majority in interest of the Limited Partners of the Partnership; (ii) the consummation of a private placement of the REIT's equity securities; (iii) the consents of the general partners of the Local Partnerships in which the REIT intends to acquire interests; (iv) the approval of the United States Department of Housing and Urban Development ("HUD") and certain state housing finance agencies; and (v) the consummation of a minimum number of real estate purchases from the Casden Partnerships in connection with the REIT Transaction. If the Partnership is unable to obtain a consent to the Sale from a general partner of a particular Local Partnership, then the Real Estate Interests relating to such Local Partnership will be retained by the Partnership and will be excluded from the Sale.

         Under the Partnership Agreement and California law, Limited Partners do not have dissenters' rights of appraisal. If the Sale is approved by a majority in interest of the Limited Partners, and the other conditions to consummation of the Sale are satisfied, all Limited Partners, both those voting in favor of the Sale and those not voting in favor, will be entitled to receive the resulting cash distributions.

         The Managing General Partner has approved the Sale, has concluded that the Sale, including the Aggregate Property Valuation (as defined herein) and the Purchase Price for the Real Estate Interests, is fair to the Limited Partners and recommends that the Limited Partners consent to the Sale. Limited Partners should note, however, that the Managing General Partner's recommendation is subject to inherent conflicts of interest. See "CONFLICTS OF INTEREST."

         National Partnership Investments Associates, a California Limited Partnership ("NPIA"), is the nonmanaging General Partner of the Partnership. Pursuant to an agreement between NAPICO and NPIA, NAPICO is responsible for the performance of any duties required to be performed by the General Partners and has sole and final discretion to manage and control the business of the Partnership and make all decisions relating thereto. NPIA has not participated in the management of the Partnership, or in decisions made by the Partnership in connection with the proposed Sale. NPIA has not taken a position with respect to the Sale nor has it participated in the preparation of this Consent Solicitation Statement.

This Consent Solicitation Statement and the accompanying form of Consent of Limited Partner are first being mailed to Limited Partners on or about August 6, 1998.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                       THIS SOLICITATION OF CONSENTS EXPIRES
                                       NO LATER THAN 11:59 P.M. EASTERN TIME
                                      ON SEPTEMBER 10, 1998, UNLESS EXTENDED.

                                                 TABLE OF CONTENTS

                                                                                                               Page

I.       SUMMARY OF CONSENT SOLICITATION STATEMENT................................................................1
         The Partnership..........................................................................................1
         The Sale.................................................................................................1
         Potential Benefits of the Sale...........................................................................2
         Potential Adverse Effects of the Sale....................................................................5
         Amendments to Partnership Agreement......................................................................7
         Limited Partner Approval.................................................................................8
         Third-Party Opinion......................................................................................8
         Recommendation of the Managing General Partner...........................................................8
         Conflicts of Interest....................................................................................9
         Federal Income Tax Consequences..........................................................................9
         Summary Financial Information...........................................................................10
         Transaction Expenses....................................................................................10
         Voting Procedures.......................................................................................11

II.      THE PARTNERSHIP.........................................................................................11
         General.................................................................................................11
         The Properties..........................................................................................13
         Market for Partnership Interests and Related Security Holder Matters....................................14
         Regulatory Arrangements.................................................................................15
         Year 2000 Information...................................................................................16
         Directors and Executive Officers of NAPICO..............................................................16

III.     THE SALE................................................................................................17
         Background and Reasons for the Sale.....................................................................17
         Acquisition Agreement...................................................................................20
         Arrangements with General Partners of the Local Limited Partnerships....................................20
         Source of Funds.........................................................................................21
         Transaction Costs.......................................................................................21
         Distribution of Sale Proceeds; Accounting Treatment.....................................................22
         Conditions..............................................................................................22
         Fairness Opinion........................................................................................23
         Alternatives to the Sale................................................................................28
         Recommendation of the Managing General Partner; Fairness................................................30
         Post-Sale Operations of the Partnership.................................................................35
         Historical and Pro Forma Financial Information..........................................................35

IV.      AMENDMENTS TO THE PARTNERSHIP AGREEMENT.................................................................44

V.       CONFLICTS OF INTEREST...................................................................................44
         General.................................................................................................44
         Fiduciary Responsibility................................................................................46

VI.      SELECTED FINANCIAL INFORMATION..........................................................................47

VII.     FEDERAL INCOME TAX CONSEQUENCES.........................................................................48

VIII.    LEGAL PROCEEDINGS.......................................................................................49


                                                        -i-



                                                                                                               Page


IX.      LIMITED PARTNERS CONSENT PROCEDURE......................................................................50
         Distribution of Solicitation Materials..................................................................50
         Voting Procedures and Consents..........................................................................50
         Completion Instructions.................................................................................51
         Withdrawal and Change of Election Rights................................................................51
         No Dissenters' Rights of Appraisal......................................................................51
         Solicitation of Consents................................................................................51

X.       IMPORTANT NOTE..........................................................................................52

ANNEXES

Annex A       - Fairness Opinion of Robert A. Stanger & Co., Inc.
Annex B       - The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
Annex C       - The Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
Annex D       - Proposed Amendments to the Partnership Agreement.
Annex E       - Legal Opinion of Battle Fowler LLP.

                                               AVAILABLE INFORMATION

         Real Estate Associates Limited III is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, consent solicitation statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, consent solicitation statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices, Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q may also be obtained from NAPICO without charge. All requests should be made in writing to National Partnership Investments Corp., 9090 Wilshire Boulevard, Suite 201, Beverly Hills, California 90211; Attention: Investor Services; Telephone 800-666-6274.

                                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Partnership are incorporated by reference in this Consent Solicitation Statement:

         Annual Report on Form 10-K of the Partnership for the fiscal year ended December 31, 1997, and

         Quarterly Report on Form 10-Q of the Partnership for the quarter ended March 31, 1998.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

         No person is authorized to give any information or to make any representation not contained in this Consent Solicitation Statement in connection with the solicitation of proxies made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by the Partnership or any other person. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Partnership since the date of this Consent Solicitation Statement.

I.       SUMMARY OF CONSENT SOLICITATION STATEMENT

         The following summary is intended to provide only highlights of the materials contained in this Consent Solicitation Statement. This summary is not intended to be a complete statement of all material features of the proposed Sale and is qualified in its entirety by the more detailed information contained herein. Cross references in the summary are to the indicated captions or portions of this Consent Solicitation Statement.

The Partnership

         Real Estate Associates Limited III is a California limited partnership, the general partners of which are National Partnership Investments Corp. ("NAPICO") and National Partnership Investments Associates, a California limited partnership ("NPIA").

         The Partnership holds limited partnership interests in twenty-six local limited partnerships and a general partner interest in Real Estate Associates ("REA") which in turn holds limited partnership interests in an additional six local limited partnerships. Accordingly, REAL III holds directly, or indirectly through REA, investments in thirty-two local limited partnerships. A majority of the thirty-two local limited partnerships in which the Partnership holds a direct or indirect interest hold title to a low income housing project that is subsidized and/or has a mortgage note payable to or insured by an agency of the federal or local government. Pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships are subject to limitations on distributions to the Partnership. Such statutes and regulations require the Local Partnerships to hold cash flows in excess of such distribution limitations in restricted reserve accounts that may be used only for limited purposes. The Properties are located in thirteen states and Puerto Rico. Ten of the Properties are located in California. See "THE PARTNERSHIP -- The Properties."

         The Partnership maintains offices at 9090 Wilshire Boulevard, Beverly Hills, California 90211 (310-278-2191). The Partnership was organized as a California limited partnership on July 25, 1980. See "THE PARTNERSHIP."

The Sale

         The Partnership proposes to sell its interests in 22 of the 32 property-owning limited partnerships to the REIT for cash and the assumption of certain mortgage and related party indebtedness. See "THE SALE." The Partnership will remain in existence after consummation of the proposed Sale and will retain direct or indirect interests in a total of ten property-owning limited partnerships with an aggregate of 556 apartment units.

         The aggregate consideration for the Real Estate Interests that the Managing General Partner currently anticipates will be included in the Sale is $78,840,875 payable $1,950,530 in cash and $76,890,345 by assumption by the REIT of certain mortgage indebtedness. The REIT intends to raise the cash to be paid to the Partnership through a private placement of approximately $250 million of its equity securities (the "Private Placement"). The REIT has agreed to assign its interests in one of the local partnerships that is the general partner of six of the Local Partnerships immediately after consummation of the Sale. The REIT intends to commence an initial public offering of its equity securities subsequent to the consummation of the Sale.

         The net proceeds of the Sale will be distributed to the Limited and General Partners in accordance with the cash distribution provisions of the Partnership Agreement. See "THE SALE -- Distribution of Sale Proceeds" for a summary of the cash distribution rules applicable to such distributions. Limited Partners are expected to receive a distribution of approximately $1,201 in cash per unit, which represents the distributions from the net proceeds of the Sale, plus approximately $4,950,000 of the available cash of the Partnership. The units, each of which consists of two limited partnership interests and warrants to purchase two additional limited partnership interests, were originally sold for $5,000 per unit (each, a "Unit"). All expenses of the Sale will be borne by the Partnership.

          The distribution is anticipated to be sufficient to pay federal and state income taxes that would be due in connection with the Sale, assuming that Limited Partners have suspended passive losses of $3,262 per Unit from the Partnership that could be deducted in full against such Limited Partners' ordinary income that is taxed at a federal rate of 39.6% and an effective state income tax rate of 5%. For such Limited Partners, the Sale and the distribution of available cash should result in a cash distribution of $61 per Unit in excess of the federal and state income tax cost (i.e. the amount by which the tax payable on the sale exceeds the tax savings resulting from deducting the passive losses) of $3,262 per Unit, assuming such Limited Partner has sufficient taxable income taxed at federal tax rates of 39.6% on ordinary income and 25% on long-term capital gain attributable to depreciation (and assuming an effective 5% state tax). For Limited Partners who do not have sufficient taxable income to be taxed at a 39.6% marginal federal rate or who have other losses available to deduct against their taxable income and therefore could not fully utilize such suspended passive losses to offset their ordinary income, the Sale could result in a federal and state tax cost in excess of cash distributions. For Limited Partners who have been able to use all of the passive losses generated by the Partnership on a current basis, the Sale will result in additional federal and state income tax costs of approximately $1,394 in excess of the cash distribution. It should be noted that, while the distribution of the cash held by the Partnership will currently provide cash to pay a portion of the tax liability and will not be currently taxable, the distribution of cash will increase the amount by which Limited Partners' capital accounts are negative and will increase the taxable gain Limited Partners will realize in the future on disposition of the Partnership's remaining assets or a Limited Partner's interest in the Partnership and the tax payable by a Limited Partner at such time. For a discussion of the bases of these assumptions, see "FEDERAL INCOME TAX CONSEQUENCES." Each Limited Partner is urged to consult his, her or its own tax advisor for a more detailed explanation of the specific tax consequences to such Limited Partner from the Sale.

          NAPICO and NPIA, the General Partners, will be entitled to receive distributions in connection with the Sale of $69,505 in the aggregate, including $50,000 in distributions from available cash reserves of the Partnership.

         The Sale is conditioned upon, (i) approval of a majority in interest of the Limited Partners of the Partnership; (ii) the consummation of the Private Placement; (iii) the consents of the general partners of the Local Partnerships in which the REIT intends to acquire interests; (iv) the approval of HUD and certain state housing finance agencies; and (v) the consummation of a minimum number of real estate purchases from the Casden Partnerships in connection with the REIT Transaction. See "THE PARTNERSHIP -- Regulatory Arrangements" and "THE SALE -- Conditions."

Potential Benefits of the Sale

         The Managing General Partner believes that the Sale achieves the Partnership's investment objectives for the following reasons:

         o Receipt of Cash. The Sale will result in a cash distribution of $1,201 per Unit to Limited Partners, including distributions out of the net proceeds from the sale of $1,931,025 and $4,950,000 from the distribution of available cash reserves, which amount is anticipated to be sufficient to pay any federal and state income taxes that would be payable in connection with the Sale, assuming
              (i) that Limited Partners have suspended passive losses of $3,262 per Unit from the Partnership; (ii) that such losses are available to offset ordinary income taxed at the 39.6% marginal federal rate and (iii) federal and state effective capital gains rates of 25% and 5%, respectively. It should be noted that, while the distribution of the cash held by the Partnerships will currently provide cash to pay a portion of the tax liability and will not be currently taxable, the distribution of cash will increase the amount by which Limited Partners' capital accounts are negative and will increase the taxable gain Limited Partners will realize in the future on disposition of the Partnership's remaining assets or a Limited Partner's interest in the Partnership resulting in an increase in the tax payable by a Limited Partner at such time. For a discussion of the bases of these assumptions, See "FEDERAL INCOME TAX CONSEQUENCES." The Partnership has never made distributions from operations and, if the Sale is not completed, the

              Managing General Partner does not anticipate that the Partnership will make distributions in the foreseeable future.

         o Opportune Time to Sell. The Managing General Partner believes that now may be an opportune time for the Partnership to sell its interests in the Properties, given current conditions in the real estate and capital markets. Specifically, the Managing General Partner believes that investor demand for the stock of certain public real estate companies similar to the REIT has increased significantly over the past several years. The Managing General Partner believes that the current interest rate environment and the availability of capital for real estate investment trusts will enable Casden to form the REIT and make the proposal to the Partnership for the Sale, which provides the Partnership with an opportunity to maximize the value of the Properties. In addition, the Managing General Partner took into account the potential impact of recent changes in laws and policies relating to payments under Housing Assistance Payments Contracts under Section 8 of the United States Housing Act ("HAP Contracts"), which the Managing General Partner believes will result in significant reductions in cash flow from the Properties. See "--Resolving HUD Uncertainties," "THE PARTNERSHIP-- Regulatory Arrangements" and "THE SALE-- Background and Reasons for the Sale."

         o Third Party Fairness Opinion. The Managing General Partner has determined that the Properties that the REIT currently anticipates purchasing in connection with the Sale have an aggregate value of $85,545,163 (the "Aggregate Property Valuation"). Robert A. Stanger & Co., Inc. ("Stanger"), an independent, nationally recognized real estate investment banking firm, has been engaged by the Partnership to render an opinion (the "Fairness Opinion") to the Partnership as to the fairness, from a financial point of view, to Limited Partners of the Aggregate Property Valuation utilized in connection with determining the Purchase Price for the Real Estate Interests in the Sale. Stanger has conducted certain reviews described herein and has concluded, subject to the assumptions, qualifications and limitations contained in its opinion, that the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be received for the Real Estate Interests in the Sale is fair, from a financial point of view, to Limited Partners. The Fairness Opinion addresses neither the adjustments made to the Aggregate Property Valuation to determine the distribution amount payable to Limited Partners in connection with the Sale, (including the allocation of the Aggregate Property Valuation between the Limited Partners, General Partners and the local general partners,) nor the Purchase Price itself. See "THE SALE-- Fairness Opinion."

         o Reducing the Risks of Real Estate Investing. Continued ownership of the Properties subjects the Partnership to continued risks inherent in real estate ownership, such as national and local economic trends, supply and demand factors in the local property market, the cost of operating and maintaining the physical condition of the Properties and the cost and availability of financing for prospective buyers of the Properties. No assurance can be given that a prospective buyer would be willing to pay an amount equal to or greater than the Purchase Price for the Properties in the future.

         o    Unattractiveness  of Other Options.  The Managing  General Partner
              does  not  believe  that  other  alternatives   available  to  the
              Partnership are as attractive to the Partnership as the Sale.

                  One alternative considered by the Managing General Partner was continued indirect ownership of the Properties by the Partnership. However, the Partnership is not currently making distributions to the Limited Partners and recent changes in laws and policies relating to payments under HAP Contracts are expected to result in significant reductions in cash flows from the Properties. Further, the tax benefits resulting from continuing to own the Properties, which remain available only to those Limited Partners currently able to utilize passive losses (which can only be deducted against passive income), are diminishing. The Managing General Partner does not believe that the Partnership could realize the same benefits anticipated to be received by the REIT through its acquisition of the Properties. The REIT expects to realize potential benefits from its acquisition of the Real Estate Interests by also acquiring the partnership interests of the general partners of each of the Local Partnerships, the right to manage each of the Properties, and the insured mortgage indebtedness currently encumbering the Properties. The Managing General Partner does not believe that the Partnership could obtain the financing necessary to make such acquisitions or that such acquisitions would be consistent with the Partnership's investment objectives. Accordingly the Managing General Partner believes that it is necessary for the Partnership to dispose of its interests in all of the local limited partnerships and the proposed disposition of the Real Estate Interests in connection with the Sale furthers this goal.

                  The Managing  General  Partner also  considered  marketing the
              Properties to third parties in cooperation with the general partners of the Local Partnerships; however, the Managing General Partner does not believe that such alternative would be in the interests of the Limited Partners, because the Managing General Partner believes, based on the current uncertainties in the government subsidized housing market, that it would be difficult to sell the Properties and that such a sale would not result in a purchase price for the Properties as high as the Purchase Price offered in connection with the Sale. Furthermore, for a third party to acquire the Properties, it would have to acquire not only the limited partnership interests in the Local Partnerships owned by the Partnership, but also the interests of each local general partner. The Partnership owns only limited partnership interests in the Local Partnerships and does not hold title to the Properties. As a result, the Managing General Partner believes that marketing the Properties to third parties would result in significant delays and uncertainties. There can be no assurance, however, that a well-capitalized third party buyer would not be willing to pay a price in excess of the Purchase Price to acquire the Properties.

                  In determining the structure of the transaction,  the Managing
              General Partner took into account the fact that the Partnership owns limited partnership interests in the Local Partnerships and does not directly own the Properties. A Property may not be sold without the participation of the general partner of the Local Partnership that owns such Property. As a result, the simultaneous sale of the local general partners' interests is necessary to enable the Partnership to realize the value of its Real Estate Interests. This factor limits the ability of the Partnership to market its interests to third parties. Additionally, the amount required to be paid by a purchaser (whether a third party buyer or the REIT) to purchase the interests of the local general partners will have the effect of reducing the amount of consideration that a buyer is willing to pay for the Partnership's Real Estate Interests. The amounts that affiliates of the Managing General Partner will pay to the unaffiliated local general partners in connection with the buyouts of such local general partners have been determined in arm's-length negotiations with the nineteen unaffiliated local general partners with whom the REIT has entered into option agreements. Therefore, the Managing General Partner believes that, while the amount paid to the local general partners affects the amount of distribution to Limited Partners and that the buyout of the local general partners' interests will benefit the REIT, the terms of these transactions are fair to the Partnership and the Limited Partners.

                  Several of the  options  considered  by the  Managing  General
              Partner, including the reorganization of the Partnership as a real estate investment trust, a rollup involving the Partnership and the use of an "UPREIT" structure, would have (i) been prohibitively expensive and logistically impractical; (ii) entailed compliance with the rollup rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"), which may have resulted in significant delays, thereby potentially causing the Partnership to miss the currently favorable market conditions for real estate investment trusts; and (iii) resulted in the Limited Partners receiving publicly traded securities rather than cash in exchange for their Units. Such publicly traded securities would be subject to the market risks generally applicable to equity securities. The Managing General Partner believes that receipt of such securities would be inconsistent with the Partnership's ultimate objective of returning cash to the Limited Partners and winding up the business of the Partnership. See "THE SALE -- Background and Reasons for the Sale."

         o Resolving HUD Uncertainty. All but one of the Properties are subject to Housing Assistance Payments Contracts under Section 8 of the United States Housing Act. The Managing General Partner anticipates that, for the foreseeable future, rental rate increases under such HAP Contracts will either not be permitted by HUD or will be negligible and unlikely to exceed increases in operating expenses. Most of these HAP Contracts will expire by the end of 2002 and HUD will not renew them under their current terms. Under recently passed legislation, in most cases project rents will be reduced and the project mortgages restructured, which is expected to reduce the cash flow from the Properties and could create adverse tax consequences to the Limited Partners. HUD has not yet issued implementing regulations on the Section 8 restructuring program, which creates additional uncertainty. Accordingly, the Managing General Partner believes it may be beneficial to the Limited Partners to reduce such uncertainties by approving the Sale at this time. See "THE PARTNERSHIP-- Regulatory Arrangements" and "THE SALE-- Background and Reasons for the Sale."

         o Reduced Transaction Costs. The Partnership will not be required to pay brokerage commissions in connection with the Sale, which would typically be paid when selling real property to third parties. As a result, the Sale is likely to produce a higher cash distribution to Limited Partners than a comparable sale to an unaffiliated third party. In addition, the Managing General Partner believes that selling a significant portion of the Partnership's portfolio of real estate assets in a single transaction (as opposed to a series of individual sales) will enable the Partnership to dispose of a significant portion of its portfolio in an expedited time frame and provide additional transaction cost savings, although the Partnership will pay certain expenses, such as the costs of structural and engineering inspections and costs relating to proxy solicitation and fairness opinions which may be higher than comparable expenses in a transaction with an unaffiliated third party. See "THE SALE-- Transaction Costs" for a schedule of the costs the Partnership is expected to incur in connection with the Sale.

         o Anticipated Tax Benefits/Tax Law Changes. Subsequent to the formation of the Partnership, tax law changes reduced the tax benefits anticipated to be received by Limited Partners by not allowing Limited Partners to currently deduct many of the losses generated by the Partnership against a Limited Partner's other taxable income from non-passive sources. As a result, Limited Partners may have a significant amount of suspended passive losses available to reduce the tax impact of the taxable gain generated by the Sale. If a Limited Partner has not utilized any of the passive activity losses allocated to such Limited Partner in excess of those amounts permitted under certain transitional rules, the Limited Partner will have a net federal and state tax cost of approximately $1,140 per Unit. Because passive losses are generally only deductible against passive income after 1986, the Managing General Partner does not have any basis for determining the amount of such passive losses which have previously been utilized by Limited Partners. The anticipated cash distribution of approximately $1,201 per Unit would be sufficient to pay the federal and state tax liability arising from the Sale, assuming a federal capital gains rate of 25% (the current capital gains rate attributable to unrecaptured depreciation not otherwise taxed as ordinary income) and that Limited Partners have suspended passive losses of $3,262 per Unit from the Partnership (which is generally the amount of passive losses that a Limited Partner would have had it not utilized any of its passive losses other than those permitted under the transitional rules described above) and assuming an effective state tax rate of 5%. It should be noted that, while the distribution of the cash held by the Partnership will currently provide cash to pay the tax liability and will not be currently taxable, the distribution of cash will increase the amount by which Limited Partners' capital accounts are negative and will increase the taxable gain Limited Partners will realize in the future on disposition of the Partnership's remaining assets or a Limited Partner's interest in the Partnership and the tax payable by a Limited Partner at such time.

Potential Adverse Effects of the Sale

         Limited Partners should also consider the following risk factors in determining whether to approve or disapprove the Sale:

         o Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Real Estate Interests. By approving the Sale, Limited Partners will be relinquishing certain current benefits of ownership of the Real Estate Interests, such as the ability to deduct tax losses generated by the Partnership against other passive income. See "THE SALE -- Background and Reasons for the Sale."

         o No Solicitation of Third Party Offers. The Managing General Partner has not solicited any offers from third parties to acquire the Real Estate Interests. There is no assurance that the Managing General Partner would not be able to obtain higher or better offers for the Real Estate Interests if such offers were to be solicited from independent third parties. The Partnership does not have the power to unilaterally sell any of the Properties.

         o Sale Not Negotiated at Arm's-Length. Affiliates of the Managing General Partner will possess a significant ownership interest in the REIT and receive substantial other benefits from the formation of the REIT and the Sale. The Purchase Price was not negotiated at arm's-length. The Purchase Price was established by the Managing General Partner and the Partnership did not retain an independent financial or legal advisor to negotiate the terms of the Sale.

         o Conflicts of Interest. In evaluating the proposed Sale, Limited Partners should consider that Casden is both the sponsor of the REIT and an affiliate of the Managing General Partner. If the REIT is successfully formed and capitalized, the current owners of Casden are likely to realize a substantial increase in the value and liquidity of their investment in Casden Properties. The terms of the Sale have been determined on behalf of the Partnership by officers and directors of Casden who will directly benefit from the Sale. Unlike Casden, the Limited Partners will not participate in the REIT. It is anticipated that approximately 45% of the equity securities of the REIT will be held by Casden and its affiliates following the Private Placement, based on the terms of the Private Placement as currently contemplated.

         o Tax Consequences. The Sale will have a tax impact on Limited Partners, producing a long-term capital gain of approximately $8,649 per Unit. It is not anticipated that the Sale will produce ordinary income attributable to depreciation recapture. A substantial portion of the cash distributions to pay tax liability is provided by distribution of $864 per Unit of the Partnership's available cash reserves. While the distribution of the cash held by the Partnership will currently provide cash to pay a portion of the tax liability and will not be currently taxable, the distribution of cash will increase the amount by which Limited Partners' capital accounts are negative and will increase the taxable gain Limited Partners will realize in the future on disposition of the Partnership's remaining assets or a Limited Partner's interest in the Partnership and the tax payable by a Limited Partner at such time. For Limited Partners who have been able to use all of the passive losses generated by the Partnership on a current basis, the Sale should result in a federal and state income tax cost of approximately $1,394 per Unit in excess of distributions. In addition, Limited Partners who have available all of the suspended passive losses generated by the Partnership, but whose ordinary income is not taxed at the 39.6% marginal federal rate, may incur a federal income tax cost in excess of the cash distribution made in connection with the Sale. For a discussion of the tax impact of the Sale, and the Partnership's assumptions and the bases therefor, see "FEDERAL INCOME TAX CONSEQUENCES." THE SPECIFIC TAX

              IMPACT OF THE SALE ON LIMITED PARTNERS SHOULD BE DETERMINED BY LIMITED PARTNERS IN CONSULTATION WITH THEIR TAX ADVISORS.

         o No Appraisals; Limits on Fairness Opinion. The Managing General Partner has not obtained independent appraisals of the Properties to determine their value. In addition, while the Fairness Opinion addresses the fairness of the Aggregate Property Valuation utilized in connection with determining the Purchase Price, it does not address the fairness of the Purchase Price itself or the adjustments made to the Aggregate Property Valuation to arrive at the distributions to the Limited Partners that will result from the Sale. Such adjustments include the allocation of the Aggregate Property Valuation between the Limited Partners and the general partners of the Local Partnerships, which affects the amount of the consideration to be paid to the Limited Partners. See "THE SALE-- Fairness Opinion."

         o    No  Dissenter's  Rights.  Under  the  Partnership   Agreement  and
              California law, Limited Partners do not have dissenters' rights of appraisal.

         o Conditions to Sale. The Sale is subject to certain conditions in addition to approval of the Sale by the Limited Partners, including consummation of the Private Placement. Accordingly, even if the Sale is approved by the Limited Partners and a purchase and sale agreement is entered into, the consummation of the Sale could be delayed for a significant period of time and it is possible that the Sale may not be consummated. If a purchase and sale agreement is executed in connection with the Sale, it will impede the Partnership's ability to sell some or all of the Properties that could be sold to a third party.

         o Uncertainty of Local General Partner Buyouts. While affiliates of the Managing General Partner have entered into option agreements with nineteen of the twenty unaffiliated local general partners with respect to the buyouts of the interests in the Local Partnerships, there can be no assurance that the Managing General Partner will be able to successfully complete buyouts from all of the unaffiliated general partners on acceptable terms, which in turn could reduce the cash from the Sale available for distribution to the Limited Partners. If the Partnership retains its interests in any of the Local Partnerships, the cash flows generated by any such Local Partnerships are not likely to be adequate to meet the operating expenses of the Partnership on an ongoing basis and the Partnership may be required to utilize a portion of its cash reserves to meet its operating expenses. The Managing General Partner intends to eventually dispose of the Partnership's interests in the limited partnerships not included in the Sale, then wind up the affairs of the Partnership, although the time frame for such activities cannot be determined at this time. To the extent that the ultimate cost of the buyouts of the local general partners exceeds the Managing General Partner's current estimate of such cost, the distributions to Limited Partners resulting from the Sale will be reduced. To the extent that the cost of such buyouts is less than the Managing General Partner's estimates, distributions to Limited Partners will be increased. At the time they consent to the Sale, the Limited Partners will not know which of the Properties will ultimately be transferred in connection with the Sale; nevertheless, consent to the Sale will be deemed effective regardless of which Properties are ultimately included in the Sale.

         o Amendments to Partnership Agreement. In addition to approval of the Sale, Limited Partners are also being asked to approve certain amendments to the Partnership Agreement which are required to consummate the Sale. For example, the Partnership Agreement prohibits the Partnership from selling any Property or any interest in a Property if the cash proceeds from such sale would be less than the state and federal taxes applicable to such sale, calculated using the maximum tax rates then in effect. The Managing General Partner is seeking an amendment that eliminates such prohibition so as to allow the Partnership to sell the Properties although such tax requirement is not met. By approving such amendment, the Limited Partners are relinquishing a potential benefit conferred by the terms of the Partnership Agreement.

Amendments to Partnership Agreement

         Certain amendments to the Partnership Agreement are necessary in connection with the consummation of the Sale.

         The Partnership Agreement currently prohibits a sale of any of the Properties or Real Estate Interests to the Managing General Partners or their affiliates. Consent of the Limited Partners is being sought for an amendment to the Partnership Agreement that eliminates such prohibition.

         The Partnership Agreement also requires that any agreement entered into between the Partnership and the General Partners or any affiliate of the General Partners shall provide that it may be canceled at any time by the Partnership without penalty upon 60 days' prior written notice (the "Termination
Provision"). It is the position of the Managing General Partner that the Termination Provision does not apply to the Sale; nevertheless, the Managing General Partner is seeking the approval of the Limited Partners to an amendment to the Partnership Agreement that eliminates the Termination Provision in connection with the Sale and any future disposition of the Partnership's real property assets.

         The Partnership Agreement also prohibits the Partnership from selling any Property or any interest in a Property if the cash proceeds from such sale would be less than the state and federal taxes applicable to such sale, calculated using the maximum tax rates then in effect (the "Tax Requirement"). The Managing General Partner is seeking the approval of the Limited Partners to an amendment to the Partnership Agreement that eliminates the Tax Requirement so as to allow the Partnership to sell the Properties although such Tax Requirement is not met.

         By approving such amendment, the Limited Partners are relinquishing a potential benefit conferred by the terms of the Partnership Agreement. However, the Managing General Partner believes that as a result of (i) recent legislation relating to government-assisted housing, which is expected to reduce the cash flow from the Properties and create possible adverse tax consequences to owners of the Properties, and (ii) the substantial negative capital accounts which most Limited Partners have which will result in recognition of significant gain on a sale of the Real Estate Interests or the Properties, the Tax Requirement would prevent sales of Properties or Real Estate Interests which are in the best interests of the Limited Partners.

         The consent of Limited Partners holding a majority in interest of the outstanding Units is required in order to amend the Partnership Agreement. Limited Partners must approve the proposed Sale and each of the three proposed Amendments in order to allow consummation of the Sale.

Limited Partner Approval

         The Managing General Partner is seeking the consent of the Limited Partners to the Sale and the Amendments. The Partnership Agreement requires the prior consent of Limited Partners holding a majority of the outstanding Units (a "Majority Vote") to an amendment to the Partnership Agreement.

         If the Limited Partners do not approve the Sale and the Amendments by a Majority Vote, or the other conditions to the consummation of the Sale are not met, there will be no change in its investment objectives, policies and restrictions and the Partnership will continue to be operated in accordance with the terms of the Partnership Agreement. The Partnership will bear the costs of the consent solicitation process whether or not the Sale is approved or ultimately consummated.

Third-Party Opinion

         The Partnership has obtained from Stanger, a recognized independent real estate investment banking firm, an opinion that the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be received by the Partnership for the Real Estate Interests in the Sale is fair to the Limited Partners from a financial point of view. In the course of preparing its Fairness Opinion, Stanger conducted such reviews as it deemed appropriate and discussed its methodology, analysis and conclusions with the Managing General Partner. The Managing General Partner has not obtained independent appraisals to determine the value of the Properties. The Fairness Opinion, which is subject to certain assumptions, qualifications and limitations, is attached hereto as Exhibit A. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events. Stanger will be paid an aggregate fee by the Casden Partnerships of up to approximately $455,000, plus $4,100 per property owned by the Casden Partnerships that is evaluated by Stanger. The portion of the fee allocable to the Partnership is $27,800, plus $4,100 per property evaluated by Stanger, or an aggregate of approximately $122,000. No portion of Stanger's fee is contingent upon consummation of the Sale or completion of the REIT Transaction. See "THE SALE-- Fairness Opinion" and "--Potential Adverse Effects of the Sale--No Appraisals; Limits on Fairness Opinion."

Recommendation of the Managing General Partner

         After a comprehensive review of various alternatives, the Managing General Partner believes that the Sale is in the best interests of the Limited Partners. The Managing General Partner believes that the current interest rate environment and the availability of capital for real estate investment trusts will enable Casden to form the REIT and make the proposal to the Partnership for the Sale, which provides the Partnership with an opportunity to maximize the value of the Real Estate Interests. In addition, the Managing General Partner reviewed (but did not specifically adopt) the Fairness Opinion. See "THE SALE -- Alternatives to the Sale."

         Based upon its analysis of the alternatives and its own business judgment, the Managing General Partner believes that the terms of the Sale, including the Aggregate Property Valuation and the Purchase Price for the Real Estate Interests and the distributions to be made to the Limited Partners, is fair from a financial point of view to the Limited Partners. Accordingly, the Managing General Partner has approved the Sale and recommends that it be approved by the Limited Partners. Limited Partners should note, however, that the Managing General Partner's recommendation is subject to inherent conflicts of interest. See "CONFLICTS OF INTEREST."

Conflicts of Interest

         A number of conflicts of interest are inherent in the relationships among the General Partners, the Casden Partnerships, Casden and the REIT, which may, among other things, influence the recommendation of the Managing General Partner. These conflicts include the following:

         1.  The  terms  of  the  Sale   (including  the  Purchase  Price)  were
established by the REIT and the Managing General Partner (which are related parties) without the participation of any independent financial or legal advisor. There can be no assurance that arm's-length negotiations would not have resulted in terms more favorable to the Limited Partners. In addition, the Properties to be included in the Sale were determined by the REIT and the Managing General Partner.

         2. Although Stanger provided an independent opinion with respect to the fairness of the Aggregate Property Valuation utilized in connection with the determination of the Purchase Price, no independent financial or legal advisor was engaged to represent the interests of the Limited Partners and no third party appraisals of the Properties were obtained.

         3. If the REIT Transaction is consummated, affiliates of the Managing General Partner will receive substantial interests in the REIT in exchange for the contribution of real property assets and the property management operations of Casden, including direct or indirect interests in the Managing General
Partner. The Managing General Partner anticipates that it will receive significant economic benefits as a result of receiving interests in the REIT. Such interests are expected to enjoy greater liquidity than the Managing General Partner's current interests in the Partnership if the REIT successfully completes an initial public offering following its initial formation as a private REIT. Unlike Casden, the Limited Partners will not participate in the REIT. It is anticipated that approximately 45% of the equity securities of the REIT will be held by Casden and its affiliates following the Private Placement, based on the terms of the Private Placement as currently contemplated.

         4. It is anticipated that the return from the interests in the REIT to be received by the Managing General Partner and its affiliates in connection with the REIT Transaction, if it is successfully consummated, will exceed the return such persons currently receive from the real estate assets and businesses such persons will contribute or sell to the REIT.

         5. The officers and employees of Casden and its affiliates will be employed by the REIT. NAPICO will become a subsidiary of the REIT. See "CONFLICTS OF INTEREST."

         6. Affiliates of the Managing General Partner have entered into option agreements with respect to the buyout of the interests held by the general partners of nineteen Local Partnerships. The Managing General Partner will benefit from such buyouts because the interests of such local general partners will be acquired by the REIT, but the costs of such buyouts will be indirectly borne by the Limited Partners. The value attributed to the management fees payable to the general partners of the two Local Partnerships affiliated with the Managing General Partner was deducted from the Aggregate Property Valuation when determining the Purchase Price payable to the Limited Partners. See "CONFLICTS OF INTEREST."

Federal Income Tax Consequences

         Generally, the Sale will result in a gain to the Partnership and, accordingly, to the Limited Partners, to the extent that the consideration received by the Partnership with respect to the Sale, including the amount of Partnership indebtedness of which the Partnership is relieved, exceeds its adjusted basis in the Properties. The income tax calculations contained in this Consent Solicitation Statement are based upon federal tax rates equal to 39.6% for ordinary income, 25% for capital gain attributable to depreciation recapture not otherwise taxed as ordinary income and an effective state tax rate of 5%. In addition, such calculations assume that Limited Partners have suspended passive losses of $3,262 per Unit from the Partnership and that such losses are available to offset ordinary income taxed at the 39.6% marginal federal rate and effective state tax rate of 5%. In light of the suitability standards that Limited Partners met at the time of their original investment in the Partnership, the Managing General Partner assumed for purposes of calculating the tax liabilities resulting from the proposed Sale that each Limited Partner will have taxable income in excess of $155,950 in 1998 (which is the income level at which married taxpayers effectively become subject to a 39.6% marginal rate). While the financial circumstances of the Limited Partners may vary considerably, the Managing General Partner believes it is reasonable to assume that the majority of the current Limited Partners will be in the highest federal tax bracket in 1998. Limited Partners should consult their own tax advisors with respect to their individual tax situations and as to the federal, state, local and other tax consequences of the Sale. See "FEDERAL INCOME TAX CONSEQUENCES."

Summary Financial Information

         The following table sets forth selected historical financial and operating data of the Partnership for the fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993 and for the three months ended March 31, 1998 and 1997.

         The following information should be read in conjunction with the Partnership's Annual Report on Form 10- K and the Partnership's Quarterly Report on Form 10-Q attached hereto as Annexes B and C, respectively.

         The selected historical financial and operating data of the Partnership for the three-month period ended March 31, 1998 and March 31, 1997 are derived from unaudited consolidated financial statements of the Partnership which, in the opinion of the Managing General Partner, include all adjustments (consisting only of normal recurring items unless otherwise disclosed) necessary for a fair presentation of the Partnership's financial position and results of operations. The results set forth for the three-month period ended March 31, 1998 and March 31, 1997 are not necessarily indicative of results to be expected for a full year.

                                                                                               Three months ended
                                               Year Ended December 31,                             March 31,
                                               -----------------------                             ---------
                                  1997        1996        1995        1994       1993           1998       1997
                                  ----        ----        ----        ----       ----           ----       ----

Operating Expenses              $  921,391  $  820,938  $  834,610  $ 758,781 $  729,818     $  384,207   $ 202,344
                                ==========  ==========  ==========  ========= ==========     ==========   =========

Loss From Operations            $(443,767)  $(518,472)  $(567,421) $(577,031) $(586,269)     $(259,368)   $(92,400)
Distributions From Limited       1,072,912     858,869     765,514    683,491    987,697         40,458      81,041
Partnerships Recognized as
Income
Equity in Income of Limited        255,652     383,682     887,919    539,729    708,865         64,000      64,000
Partnerships and                 ---------    --------    --------   --------  ---------     ----------     -------
Amortization of Acquisition
Costs
Net Income (Loss)                 $884,797    $724,079  $1,086,012   $646,189 $1,110,293     $(154,910)     $52,641
                                  ========    ========  ==========   ======== ==========     =========      =======

Net Income (Loss) Allocated       $875,949    $716,838  $1,075,152   $639,727 $1,099,190     $(153,361)     $52,115
to Limited Partners              =========    ========   =========   ========  =========     ==========     =======
Net Income (Loss) per                  $77         $63         $95        $56        $96          $(14)          $5
Limited Partnership Interest     =========    ========   =========   ========  =========     ==========     =======

Total Assets                   $11,960,231 $10,933,018 $10,185,039 $9,095,839 $8,489,578     $11,951,768$11,022,256
                               =========== =========== =========== ========== ==========     =========== ==========
Investments in Limited          $1,249,421  $1,063,487    $930,576   $690,570   $679,271     $1,313,422  $1,127,487
Partnerships                   =========== =========== =========== ========== ==========     =========== ==========
Partners' Equity                $9,925,762  $9,040,965  $8,316,886 $7,230,874 $6,584,685     $9,770,852  $9,093,606
                               =========== =========== =========== ========== ==========     =========== ==========
Limited Partners' Equity       $10,025,480  $9,149,531  $8,432,693 $7,357,541 $6,717,814     $9,872,119  $9,201,646
                               =========== =========== =========== ========== ==========     =========== ==========
Limited Partners' Equity per          $872        $796        $733       $640       $584           $858        $800
Limited Partnership Interest   =========== =========== =========== ========== ==========     =========== ==========



Transaction Expenses

         The Partnership will bear its direct costs relating to the Sale, including customary closing costs such as the seller's portion of title insurance and escrow fees, and the costs incurred in connection with this solicitation of consents. The aggregate amount of such costs is expected to be approximately $608,000, which the Partnership is expected to pay using cash equivalents held by the Partnership. The transaction costs will be borne by the Partnership as incurred whether or not the Sale is approved by the Limited Partners or ultimately consummated. Costs incurred individually by the Casden Partnerships, including accounting and legal fees, will be borne directly by such partnerships.

Voting Procedures

         This Consent Solicitation Statement outlines the procedures to be followed by Limited Partners in order to consent to the Sale. A form of Consent of Limited Partner (a "Consent") is attached hereto. These procedures must be strictly followed in order for the instructions of a Limited Partner as marked on such Limited Partner's Consent to be effective. The following is a summary of certain of these procedures:

         1. A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of (i) September 10, 1998 or such later date as may be determined by the Managing General Partner and (ii) the date upon which the Managing General Partner determines that a Majority Vote has been obtained (the "Solicitation Period").

         2. Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed envelope prior to the expiration of the Solicitation Period.

         3. A Consent delivered by a Limited Partner may be changed prior to the expiration of the Solicitation Period by delivering to the Partnership a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior Consent has been revoked.

         4. The Sale and each of the proposed Amendments are being submitted to the Limited Partners as separate resolutions. Limited Partners must approve the proposed Sale and each of the proposed Amendments in order to allow consummation of the Sale.

         5. A Limited Partner submitting a signed but unmarked Consent will be deemed to have voted FOR the Partnership's participation in the Sale, and the Amendments.

II.      THE PARTNERSHIP

General

         The Partnership is a limited partnership formed under the laws of the State of California on July 25, 1980. On January 5, 1981 the Partnership offered 3,000 Units consisting of 6,000 limited partnership interests and warrants to purchase a maximum of 6,000 additional limited partnership interests at $5,000 per Unit through an offering managed by an affiliate of the predecessor of Lehman Brothers Inc. As of September 30, 1997 there were 11,450 limited partnership interests of the Partnership outstanding.

         The Managing General Partner of the Partnership is NAPICO. NPIA is the non-managing General Partner of the Partnership. The business of the Partnership is conducted primarily by NAPICO. Pursuant to an agreement between NAPICO and NPIA, NAPICO has the primary responsibility for the performance of any duties required to be performed by the General Partners and, in general, has sole and final discretion to manage and control the business of the Partnership and make all decisions relating thereto. NPIA has not participated in the management of the Partnership, or in decisions made by the Partnership in connection with the proposed Sale. NPIA has not taken a position with respect to the Sale nor has it participated in the preparation of this Consent Solicitation Statement.
The Partnership has no employees of its own.

         Casden Investment Corporation owns 100 percent of NAPICO's stock. The current members of NAPICO's Board of Directors are Charles H. Boxenbaum, Bruce
E. Nelson, Alan I. Casden and Henry C. Casden. Alan I. Casden is the sole director and stockholder of Casden Investment Corporation and, accordingly, controls NAPICO.

         The original objectives of the Partnership were to own and operate the Properties (and certain other real estate assets) for investment so as to obtain
(i) tax benefits for the Partners; (ii) reasonable protection for the Partnership's capital investments; (iii) potential for appreciation, subject to considerations of capital preservation; and (iv) potential for future cash distributions from operations (on a limited basis), refinancings or sales of assets.

         The Partnership holds limited partnership interests in twenty-six local limited partnerships and a general partner interest in Real Estate Associates ("REA") which in turn holds limited partnership interests in an additional six limited partnerships, a majority of which own a low income housing project that is subsidized and/or has a mortgage note payable to or insured by an agency of the federal government or local housing agency. The remaining local limited partnerships each own a conventional multi-unit residential apartment complex.

         The Local Partnerships in which the Partnership has invested were, in general, organized by private developers who acquired the sites, or options thereon, and applied for applicable mortgage insurance and subsidies. The Partnership became the principal limited partner in these real estate holding limited partnerships pursuant to arm's-length negotiations with these developers, or others, who act as general partners. As a limited partner, the Partnership's liability for obligations of the real estate holding limited partnerships is limited to its investment. The general partners of such local limited partnerships retain responsibility for maintaining, operating and managing the properties.

         The 32 real estate holding limited partnerships generated $1,142,630 in cash flow to the Partnership in 1997, before Partnership expenses of approximately $921,391 and interest income of $477,624. At December 31, 1997, the Partnership had a cash reserve of approximately $10,575,810, $5,000,000 of which will be distributed to the Limited Partners and the General Partners after consummation of the Sale.

The Properties

         During 1997, all of the Properties in which REAL III had invested were substantially rented. The following is a schedule of the status, as of December 31, 1997, of the Properties owned by the limited partnerships in which REAL III is a limited partner. Asterisks denote Properties to be included in the Sale.




                                                              Units Authorized for
                                                             Rental Assistance under                     Percentage of
Name & Location                           No. of Units       Section 8/State Program   Units Occupied     Total Units
---------------                           ------------       -----------------------   --------------     -----------

Bowin Place*                                    193                     191/0               191              99%
  Detroit, MI
Casa de las Hermanitas*                          88                      88/0                88             100%
  Los Angeles, CA
Charlotte Lakeview, Riverview                   553                   114/553               514              93%
Residential Project*
  Rochester, NY
Creekview Apts.*                                 80                      80/0                80             100%
  Stroudsburg, PA
Foothill Gardens*                                54                      54/0                54             100%
  Los Angeles, CA
Frazier Park Apts.*                              60                      60/0                60             100%
  Baldwin Park, CA
Gary Manor*                                     198                     198/0               196              99%
  Gary, IN
Grandview Homes*                                 26                      26/0                26             100%
  Los Angeles, CA
Hidden Pines Apts.                               40                      40/0                35              88%
  Greenville, MI
Highlawn Place Apartments*                      133                     133/0               133             100%
  Huntington, WV
Jenks School Apts.                               83                      82/0                83             100%
  Pawtucket, RI
Kern Villa*                                      49                      49/0                49             100%
  Los Angeles, CA
Lakeside Apts.                                   32                      0/13                32             100%
  Stuart, FL
New Baltimore*                                  101                     101/0                99              98%
  New Baltimore, MI
Panorama Park Apts.*                             66                      66/0                64              97%
  Bakersfield, CA
Ramblewood Apts.                                 64                      0/13                59              92%
  Fort Payne, AL
Santa Maria Apts.                                86                      86/0                86             100%
  San German, Puerto Rico
Senior Chateau on the Hill*                     185                     183/0               181              98%
  Cincinnati, OH
Sheraton Towers*                                 97                      97/0                97             100%
  High Point, NC
South Bay Villa*                                 80                      80/0                80             100%
  Los Angeles, CA
Sunset Grove Apts.                               22                      22/0                22             100%
  Carson City, MI



                                                              Units Authorized for
                                                             Rental Assistance under                     Percentage of
Name & Location                           No. of Units       Section 8/State Program   Units Occupied     Total Units
---------------                           ------------       -----------------------   --------------     -----------

Sunshine Canyon                                   26                      26/0                26             100%
  Stanton, MI
Tujunga Gardens*                                  54                      53/0                54             100%
  Los Angeles, CA
Twenty-nine Palms*                                48                      47/0                40              83%
  Twenty-nine Palms, CA
Village Apts.                                     51                      51/0                49              96%
  La Follette, TN
Village of Kaufman*                               68                      68/0                66              97%
  Kaufman, TX
Village Grove Apts.*                             104                      None                97              93%
  Corona, CA
Vincente Geigel Polanco Apts.                     80                      80/0                80             100%
  Isabela, Puerto Rico
Vista De Jagueyes*                                73                      73/0                73             100%
  Aguas Buenas, PR
Westgate Apts.                                    72                     33/16                62              86%
  Albertville, AL
Wilderness Trail Manor*                          124                     124/0               124             100%
  Pineville, KY
Wilkes Towers*
  Wilkesboro, NC                                  72                      72/0                70              97%
  --------------                               -----                 ---------             -----             ----
TOTALS                                         3,062                 2,376/195             2,970              97%
                                               =====                 ===== ===             =====              ==



         Each of the Properties is approximately 16 years old. Routine repair and maintenance and capital expenditures made out of operating cash and reserves maintained by the local limited partnerships amounted to approximately $3,656,065 in the aggregate for the year ended December 31, 1997. Due to the age of the properties, capital expenditures are expected to increase progressively over the remaining useful lives of the properties.

Market for Partnership Interests and Related Security Holder Matters

         Limited partnership interests in the Partnership were sold through a public offering managed by an affiliate of the predecessor of Lehman Brothers Inc., and are not traded on national securities exchange or listed for quotation on the Nasdaq Stock Market. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreement, Units may be transferred only with the written consent of the Managing General Partner, unless the proposed transfer is to a member of the family of the transferring Limited Partner, a trust set up for the benefit of the Limited Partner's family, or a corporation or other entity in which the Limited Partner has a majority interest. At December 31, 1997, there were 2,064 registered holders of Units. None of the Units are beneficially owned by Casden. Ten limited partnership interests are beneficially owned by NPIA, seven limited partnership interests are beneficially owned by Charles H. Boxenbaum and two limited partnership interests are beneficially owned by Bruce E. Nelson.

         The high and low purchase prices for Units in sales transactions completed during the twelve-month period ending December 31, 1997 as compiled by NAPICO were $210 and $5 per Unit, respectively. No established trading market for the Units was ever expected to develop and sales transactions for the Units have been limited and sporadic. When considering secondary market prices for the Units, Limited Partners should note that the proposed

Sale is for only 22 of the 32 properties owned by the Partnership and that Limited Partners will continue to own their Units after consummation of the Sale. The Partnership will continue to hold interests in 10 properties after the Sale.

         The Managing General Partner monitors transfers of the Units (a) because the admission of a substitute limited partner requires the consent of the Managing General Partner under the Partnership Agreement, and (b) in order to track compliance with safe harbor provisions under the Securities Act to avoid treatment as a "publicly traded partnership" for tax purposes. While the Partnership requests to be provided with the price at which a transfer is being made, and the Partnership receives some information regarding the price at which secondary sale transactions in the Units have been effectuated, the Managing General Partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Partnership. It is not known to what extent Unit sales transactions are between buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Partnerships, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. The prices paid recently for Units generally may not reflect the current market of the Partnerships' assets, nor are they indicative of total return, since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Nonetheless, notwithstanding these qualifications, the Unit sales prices, to the extent that the reported data are reliable, are indicative of the prices at which the Units have recently been sold. None of the Unit sales transactions have involved Casden or its affiliates.

         The Partnership has not made any distributions from operations to Limited Partners since its inception. In 1988 a conventional apartment complex in Corona, California was sold and Sales proceeds of $584 per Unit were distributed to the Limited Partners. The Partnership Agreement sets forth a procedure for allocating distributions among the Limited Partners and General Partners. The General Partners are entitled to receive 1% of the net cash flow from operations to be distributed, reduced by any amount paid to the General Partners as an annual management fee. The Limited Partners as a class are entitled to receive the balance of the net cash flow from operations to be distributed. There are no regulatory or legal restrictions on the Partnership's current or future ability to pay distributions, although, pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships are subject to limitations on the distributions to the Partnership.

Regulatory Arrangements

         Although each of the real estate holding limited partnerships in which the Partnership has invested generally owns a property that must compete in the market place for tenants, interest subsidies and rent supplements from governmental agencies make it possible to offer many of these dwelling units to eligible "low income" tenants at a cost significantly below the market rate for comparable conventionally financed dwelling units in the area.

         In order to stimulate private investment in low income housing, the federal government and certain state and local agencies have provided significant ownership incentives, including among others, interest subsidies, rent supplements and mortgage insurance, with the intent of reducing certain market risks and providing investors with certain tax benefits, plus limited cash distributions and the possibility of long-term capital gains. There remain, however, significant risks. The long-term nature of investments in government assisted housing limits the ability of the Partnership to vary its portfolio in response to changing economic, financial and investment conditions; such investments are also subject to changes in local economic circumstances and housing patterns, as well as rising operating costs, vacancies, rent collection difficulties, energy shortages and other factors that have an impact on real estate values. The Partnership's government assisted projects also require greater management expertise and may have higher operating expenses than conventional housing projects.

         Section 8 of the United States Housing Act provides for the payment of a federal rental subsidy for the benefit of low income families (the "Section 8 Program"). Pursuant to the Section 8 Program, the Partnership
entered into Housing Assistance Payments Contracts (the "HAP Contracts") with HUD or a state or local administering agency as agent of HUD, with respect to all of the Properties. Under the HAP Contracts, which generally have from one to twenty-two years remaining, 1,957 of the apartment units at the twenty-one Properties to be included in the Sale (which the Partnership has agreed to lease to low or moderate income tenants) receive rental assistance payments from HUD. During 1997, the Local Partnerships received an aggregate of approximately $11,390,000 in rental assistance payments under the HAP Contracts. The properties subject to HAP Contracts generally are subject to mortgage loans insured by HUD's Federal Housing Administration ("FHA") and the HAP Contracts generally provide for sufficient payments to make the payments due under the federally insured mortgage loans.

         Under recently adopted law and policy, HUD has determined not to renew HAP contracts on a long term basis on the existing terms. In connection with renewals of the HAP Contracts under such new law and policy, the amount of rental assistance payments under renewed HAP Contracts will be based on market rentals instead of above- market rentals, which was generally the case under existing HAP Contracts. As a result, existing HAP Contracts that are renewed in the future on projects insured by the FHA will not provide sufficient cash flow to permit owners of properties to meet the debt service requirements of these existing FHA-insured mortgages. In order to address the reduction in payments under HAP Contracts as a result of this new policy, the Multi-family Assisted Housing Reform and Affordability Act of 1997 (the "MAHRAA"), which was adopted in October 1997, provides for the restructuring of mortgage loans insured by the FHA with respect to properties subject to HAP Contracts that have been renewed under the new policy. The restructured loans will be held by the current lender or another lender. Under MAHRAA, an FHA-insured mortgage loan can be restructured to reduce the annual debt service on such loan. There can be no assurance that the Partnership will be permitted to restructure its mortgage indebtedness pursuant to the new HUD rules implementing MAHRAA or that the Partnership would choose to restructure such mortgage indebtedness if it were eligible to participate in the MAHRAA program. It should be noted that there are uncertainties as to the economic impact on the Partnership of the combination of the reduced payments under the HAP Contracts and the restructuring of the existing FHA-insured mortgage loans under MAHRAA. Accordingly, the Managing General Partner is unable to predict with certainty their impact on the Partnership's future cash flow.

         Pursuant to the HAP Contracts, the Partnership cannot sell its interests in a Property without the consent of HUD and, if applicable, the appropriate state or local agency. The Managing General Partner is currently in the process of seeking such consent. There is no assurance that HUD will provide such approval.

         Pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships are subject to limitations on distributions to the Partnership. Such statutes and regulations require such Local Partnerships to hold cash flows in excess of such distribution limitations in restricted reserve accounts that may be used only for limited purposes (the "Reserve Accounts"). The Purchase Price was calculated without attributing value to the Reserve Accounts. The Managing General Partner believes that federal and state regulatory considerations limiting the availability of the Reserve Accounts to the Partnership have the effect of substantially reducing or eliminating entirely any value attributable to such Reserve Accounts. However, it is possible that the REIT may in the future realize a benefit from the release of funds held in the Reserve Accounts.

Year 2000 Information

         The Partnership has assessed the potential impact of the Year 2000 computer systems issue on its operations. The Partnership believes that no significant actions are required to be taken by the Partnership to address the issue and that the impact of the Year 2000 computer systems issue will not materially affect the Partnership's future operating results or financial condition.

Directors and Executive Officers of NAPICO

         The Partnership is managed by NAPICO and has no directors or executive officers of its own.

         Biographical information for the directors and executive officers of NAPICO with principal responsibility for the Partnership's affairs is presented below. See "LEGAL PROCEEDINGS."

         Alan I. Casden has served as Vice Chairman of the Board of Directors of NAPICO since 1984. Mr. Casden has also served as Chairman and Chief Executive Officer of Casden Properties and of The Casden Company since 1982 and 1985, respectively. Mr. Casden has been involved in approximately $3.8 billion of real estate financings and sales, and has been responsible for the development and construction of approximately 90,000 multi-family apartment units and 10,000 single-family homes and condominiums. Mr. Casden has served as a member of the Advisory Board of the National Multi-Family Housing Conference, the Multi-Family Housing Council, the President's Council of the California Building Industry Association and the Urban Land Institute. Mr. Casden currently serves on the Visiting Committee to USC's Marshall School of Business. In 1988, Mr. Casden received the "Distinguished Alumnus Award" from USC. He holds a bachelor of science degree from USC. Mr. Casden is also Co-Chairman of the Board of Trustees of the Simon Wiesenthal Center, an international human rights agency, and building chairman for its $50 million Museum of Tolerance, which opened in Los Angeles in 1993.

         Henry C. Casden has served as a Director of NAPICO since February 1988 and as its Secretary since November 1994. Since 1988, Mr. Casden has served as the President and Chief Operating Officer of The Casden Company as well as the managing general partner of Casden Properties. From 1971 to February 1988, Mr. Casden was engaged in the private practice of law in Los Angeles, including as a named partner in his law firm. His practice was devoted principally to counseling real estate developers, lenders and investors throughout the United States. Mr. Casden is a member of the Board of Visitors of the University of San Diego School of Law and the bar association of the District of Columbia. Mr. Casden received his bachelor of arts degree from the University of California at Los Angeles, and is a graduate of the University of San Diego Law School. Mr. Casden is a member of the State Bar of California and has numerous professional and philanthropic affiliations. Henry C. Casden and Alan I. Casden are brothers.

         Charles H. Boxenbaum has served as Chairman of the Board of Directors and Chief Executive Officer of NAPICO since 1966. He has been active in the real estate industry since 1960. Prior to joining Sonnenblick- Goldman Corp. of California, Mr. Boxenbaum was a real estate broker with the Beverly Hills firm of Carl Rhodes Company. From 1966 to 1980, Mr. Boxenbaum was Chairman of the Board and Chief Executive Officer of Sonnenblick-Goldman Corp. of California, a firm specializing in mortgage brokerage. In 1978, the Sonnenblick Goldman Corp. trade style was sold, and Mr. Boxenbaum purchased the outstanding stock and changed the name of the firm to National Partnership Investments Corp. He is one of the founders of and a past director of First Los Angeles Bank, organized in November 1974. Since March 1995, Mr. Boxenbaum has served on the Board of Directors of the National Multi Housing Council. Mr. Boxenbaum received his bachelor of arts degree from the University of Chicago.

         Bruce E. Nelson serves as President and a director of NAPICO. Mr. Nelson joined NAPICO in 1980 and became President in February 1989. He is responsible for the operation of all NAPICO sponsored limited partnerships. Prior to that he was primarily responsible for the securities aspects of the publicly offered real estate investment programs. Mr. Nelson is also involved in the identification, analysis, and negotiation of real estate investments. From February 1979 to October 1980, Mr. Nelson held the position of Associate General Counsel at Western Consulting Group, Inc., private residential and commercial real estate syndicators. Prior to that time Mr. Nelson was engaged in the private practice of law in Los Angeles. Mr. Nelson received his Bachelor of Arts degree from the University of Wisconsin and is a graduate of the University of Colorado School of Law. He is a member of the State Bar of California and is a licensed real estate broker in California and Texas.

III. THE SALE

Background and Reasons for the Sale

         In recent years, real estate investment activity by publicly owned corporations and trusts, such as real estate investment trusts ("REIT Entities"), has increased dramatically. REIT Entities have become a major source of capital for the real estate market as well as one of its most prominent purchasers of real property. A publicly-traded REIT Entity is organized as a real estate company to own and operate a portfolio of properties, has access to new capital and its shares can be sold or transferred in the public securities markets.

         During the Spring of 1997, the managers of NAPICO and Casden Properties (which are affiliated entities), including Alan I. Casden, Henry C. Casden, Charles H. Boxenbaum and Bruce E. Nelson, evaluated the financial results and prospects of the Casden Partnerships and considered various alternatives that might allow them to maximize the current value of the Partnership's assets. Among other things, they considered (i) reorganizing the Partnership as a REIT Entity, (ii) attempting a rollup of the Partnership and certain other real estate holding limited partnerships, (iii) marketing the Properties to third parties in cooperation with the general partners of the Local Partnerships, and
(iv) continued indirect ownership of the Properties through the Partnership's limited partnership interests in the Local Partnerships. The managers of NAPICO and Casden Properties also considered forming a REIT Entity that would acquire the Properties held by the Local Partnerships.

         In May of 1997, NAPICO and Casden Properties invited Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and certain other investment banking firms to make presentations regarding strategic alternatives available to Casden Properties in light of favorable conditions in the real estate capital markets. Following such presentations, the managers of Casden Properties decided to form a REIT Entity.

         On April 1, 1997, Casden Properties retained Battle Fowler LLP as its legal counsel in connection with the potential formation of a REIT Entity and the potential sales of the assets of the Casden Partnerships. On September 4, 1997, Casden Properties engaged DLJ to act as Casden Properties' financial advisor in connection with the formation of a REIT Entity.

         On November 21, 1997, following several days of interviews with several investment banking firms, NAPICO selected Stanger to render a fairness opinion in connection with the Sale and the other proposed sales involving the Casden Partnerships. For a description of the terms of Stanger's engagement and certain additional information concerning Stanger, see "-- Fairness Opinion."

         The financial and legal advisors of NAPICO and Casden Properties conferred regularly from June of 1997 through July of 1998 regarding the structure and terms of the proposed REIT Transaction, including the Aggregate Property Valuation and the Purchase Price to be offered for the Real Estate Interests.

         The Managing General Partner believes that it is in the best interests of the Partnership to sell its interests in the Properties. Accordingly the Managing General Partner believes that it is necessary for the partnership to dispose of its interests in all of the local limited partnerships and its sales of the Real Estate Interests pursuant to the Sale furthers this goal. The Partnership is not currently realizing any material cash flow that is available for distribution to the Limited Partners and does not anticipate realizing sufficient cash flow in the future to enable it to make distributions to Limited Partners. Limited Partners did not realize any passive activity rental losses for 1997. Limited Partners realized approximately $154 per Unit in interest income from activities at the local limited partnerships and interest income earned by the Partnership in 1997. Assuming Limited Partners are restricted from utilizing passive losses, the Limited Partners will be liable for the taxes related to the Partnership's passive activity rental income and portfolio interest income without any corresponding cash distribution. In light of the limited cash flow currently generated by the Properties, the fact that the Partnership owns limited partnership interests and does not own the Properties directly and the potentially adverse consequences of the recent changes in the laws and policies applicable to HAP Contracts, the Managing General Partner does not believe that it would be feasible to market the Real Estate Interests.

         The REIT believes that there are certain benefits not available to the Partnership that the REIT may be able to realize as a result of the acquisition of the Real Estate Interests held by the Partnership, the general partner interests held by the local general partners, the insured mortgage debt encumbering the Properties, and the other properties and businesses of Casden. These potential benefits include (i) earning fee income by performing the property management functions formerly performed by the local general partners,
(ii) acquiring and restructuring (under MAHRAA) the mortgage indebtedness to which the Properties are subject, and (iii) realizing economies of scale in connection with ownership and management of all of the Properties. These benefits would not be available to the Partnership because it does not have sufficient capital to buy out the local general partner interests and to purchase the mortgage loans encumbering the Properties. Such activities would also be inconsistent with the Partnership's original objectives.

         Prior to the consummation of the Sale, the REIT intends to sell approximately $250 million of its equity securities in the Private Placement. The proceeds of the Private Placement will be used to finance the Sale and other acquisitions of conventional and subsidized housing properties to be made in connection with the REIT Transaction. The REIT intends to commence an initial public offering of its equity securities subsequent to the consummation of the Sale. Casden and its affiliates are expected to own approximately 45% of the equity securities of the REIT upon completion of the Private Placement. Subsequent to its initial public offering, the REIT intends to purchase and restructure all insured mortgage indebtedness currently encumbering the Properties, which the Managing General Partner believes will enhance the returns associated with the ownership of the mortgages and the Properties.

         In considering whether the Sale is in the interests of the Partnership, the Managing General Partner also considered the effects of recent changes in the law and policies relating to government-assisted housing. Under MAHRAA, to the extent that rents are above market, as is the case with most of the Properties, the amount of the HAP Contract payments will be reduced. While MAHRAA also contemplates a restructuring of the mortgage loans to reduce the current debt service on the mortgage loans, it is expected that the combination of the reduced HAP Contract payments and the restructuring of the mortgage loans will result in a significant reduction in the cash flow to the Local Partnerships. In the case of two restructurings that are currently being negotiated by affiliates of the Managing General Partner (involving Section 8 properties owned by partnerships other than the Partnership), the restructurings proposed by HUD will significantly reduce the cash flow from these properties. Furthermore, since the local general partners would control the restructuring negotiations and most of the local general partners' income results from their management fees, there can be no assurance that any restructuring negotiated by local general partners would optimize cash flow to the Partnership or result in any cash distributions to the Partnership. Moreover, there are a number of uncertainties as to the restructuring process, including potential for adverse tax consequences to the Limited Partners and the local general partners. As a result, the Managing General Partner believes that it is unlikely that the Limited Partners of the Partnership will benefit from any restructuring under MAHRAA.

         The Managing General Partner believes that the REIT, through its potential access to the capital markets and its familiarity with the Properties, is in a position to purchase the Properties on terms that are favorable to the Partnership. The Managing General Partner believes that the current market for securities issued by REIT Entities will provide the Partnership with an opportunity to sell the Real Estate Interests to the REIT for a favorable price. In addition, because any third party buyer attempting to purchase the Properties would have to purchase not only the Real Estate Interests, but also the interests of each of the local general partners, the Managing General Partner is not aware of any sufficiently well-capitalized third parties engaged in the business of acquiring government assisted housing projects that would be in a position to acquire the Properties. Furthermore, a third party buyer would have to investigate each of the Properties, and negotiate the terms of the buyout of each of the local general partners, which would be an expensive and time consuming process for the Partnership. As a result, the Managing General Partner believes it is unlikely that there would be a third-party buyer for the Properties. Limited Partners should note, however, that the Managing General Partner's recommendation is subject to inherent conflicts of interest. See "CONFLICTS OF INTEREST."

         REAL III owns direct or indirect interests in each of the Local Partnerships that hold title to the real estate assets that the REIT has offered to purchase. All but two of the general partners of such Local Partnerships are unaffiliated with the General Partners of REAL III and the Partnership does not control such unaffiliated local general partners. The partnership agreements of the Local Partnerships do not grant the limited partner of such partnership (REAL III) the right to remove the general partner or to compel a sale of the assets of the partnership. As a result, the simultaneous buyout of the local general partners is necessary in order to enable the Partnership to realize the value of its Real Estate Interests. Accordingly, the amount required to be paid by a purchaser (whether a third party buyer or the REIT) to purchase the interests of the local general partners will have the effect of reducing the amount of consideration which a buyer is willing to pay for the Partnership's Real Estate Interests. Currently, the REIT has entered into option agreements to acquire the interests of nineteen of the twenty unaffiliated local general partners. The purchase prices to be paid to these unaffiliated local general partners for their interests have been determined as a result of arm's-length negotiations with the local general partners. The Managing General Partner believes that, although the amount paid to the local general partners reduces the Purchase Price and amount of distribution to Limited Partners, and the buyout of the local general partners' interests will benefit the REIT, the terms of these transactions are fair to the Partnership and the Limited Partners.

Acquisition Agreement

         If the Sale is approved by the Limited Partners, it is contemplated that the Partnership or the Local Partnerships, as the case may be, will enter into a purchase and sale agreement with a subsidiary partnership of the REIT (the "Operating Partnership"). The purchase and sale agreement will set forth the terms and conditions under which the Partnership and the REIT and the Operating Partnership are obligated to proceed with the Sale and will set forth certain other agreements of such parties with respect to the Sale.

         Representations and Warranties. The Partnership will not make any representations and warranties to the REIT and the Operating Partnership in the purchase and sale agreement with respect to the Properties, and the Properties will be sold "as is."

         Conditions.  As  described  in  detail  below  under  the  heading " --
Conditions" below, the purchase and sale agreement will include a number of conditions to the REIT's obligation to consummate the Sale.

         Amendment and Closing. The Partnership and the REIT or the Operating Partnership may mutually agree to amend the terms of the purchase and sale agreement in a manner which, in the good faith judgment of the Managing General Partner (consistent with the Managing General Partner's fiduciary duty to the Partnership and the Limited Partners), does not materially reduce the benefits to be received by the Limited Partners from the Sale without resoliciting the consent of the Limited Partners. If the Sale is approved by a Majority Vote of the Limited Partners and the other conditions to the Sale and the REIT Transaction are satisfied, it is anticipated that the Sale will be consummated by September 30, 1998. If the closing does not occur by December 31, 1998 the purchase and sale agreement will be terminated.

Arrangements with General Partners of the Local Limited Partnerships

         Affiliates of the Managing General Partner have entered into option agreements with respect to buyouts of the interests in the Local Partnerships held by the general partners of twenty-one of the twenty-two Local Partnerships, all but two of whom are unaffiliated with Casden. The two affiliated local general partners are entities in which Casden owns a controlling interest.
Except for the buyouts of the affiliated local general partners, the buyouts have been negotiated on an arm's-length basis. The Managing General Partner expects that the general partners of the Local Partnerships will be paid an aggregate of approximately $6,704,288 for their interests in, and rights to manage, the Local Partnerships. There can be no assurance that affiliates of the Managing General Partner will be able to successfully complete buyouts from all of the unaffiliated general partners of the Local Partnerships. To the extent that affiliates of the Managing General Partner are unable to complete all such buyouts, there could be an adverse impact on the operating results of the Partnership, depending on which Properties are retained by the Partnership. If the Partnership retains its interests in any of the Local Partnerships, the Partnership may be required to reduce the distribution resulting from the Sale. The make-up of the Partnership after the Sale if less than all of the general partners of the Local Partnerships approve the Sale cannot be determined at this time. To the extent that the ultimate cost of buying out the unaffiliated local general partners exceeds the Managing General Partner's current estimates of such cost, the distributions to Limited Partners resulting from the Sale will be reduced. To the extent that the cost of such buyouts is less than the Managing General Partner's estimates, distributions to Limited Partners will be increased.

         In the case of two of the Local Partnerships, the general Partners of such partnerships are affiliates of the Managing General Partner. The affiliated general partners are directly or indirectly wholly owned by Alan Casden, who indirectly owns 100% of the Common Stock of NAPICO. The Local Partnerships in which affiliates of NAPICO are the general partners own 116 of the 2,506 housing units in which the Local Partnerships have invested, or 5%. $251,250 in respect of future management fees payable to such affiliates was deducted from the Aggregate Property Valuation utilized to determine the Purchase Price. The amount deducted was determined by applying a multiplier of 6.0 to the 1996 management fees received by the affiliated local general partners, which is the same methodology the Managing General Partner used when estimating the costs of buying out the unaffiliated local general partners. Actual amounts paid to the unaffiliated local general partners varied based upon the negotiations with such local general partners. No value was attributed to the affiliated general partners' general partnership interests in Local Partnerships.

         As part of its purchase of the partnership interests and management contracts of the general partners of the Local Partnerships, the REIT has also simultaneously negotiated the purchase of certain promissory notes held by such local general partners (the "Notes") based on an implied valuation below the face value of the Notes. The Notes, which have an aggregate face value of $2,057,000, including accrued and unpaid interest, were issued by the Local Partnerships or the Partnership. In most cases, the Notes are secured by the Partnership's interests in the relevant Local Partnership. Most of the Notes will mature within the next three years. In connection with its calculation of the Purchase Price, the Managing General Partner deducted the face values of the Notes from the Aggregate Property Valuation, because the Notes represent payments due to the local general partners before any distributions from the Local Partnerships to the Partnership may be made out of the proceeds of a sale of the Properties. The benefit resulting from the purchase of the Notes below the full amount inures to the benefit of the REIT. See "THE SALE -- Recommendation of the Managing General Partner; Fairness."

         Forest City Equity Services, Inc. ("Forest City"), the general partner of one of the Local Partnerships holding title to Properties in which the Partnership holds an indirect interest (Bowin Place), and which is the general partner of eleven additional partnerships in which a NAPICO-sponsored limited partnership is the limited partner, has agreed in principle, in connection with the proposed Sale, to transfer its interests in ten other partnerships to the REIT in exchange for the Partnership's limited partnership interest in the Bowin Place Property, an aggregate of $400,000 in cash and another NAPICO-sponsored partnership's limited partnership interest in an additional partnership. Approval of the Sale by the Limited Partners shall be deemed to include approval of the proposed transaction with Forest City. The REIT will acquire the interest in the Bowin Place Property from the Partnership and then assign such interests to Forest City as part of the REIT Transaction. See "CONFLICTS OF INTEREST."

Source of Funds

         The REIT intends to raise the cash to be paid to the Partnership through a private placement of approximately $250 million of its equity securities.

Transaction Costs

         The  Managing   General  Partner   estimates  that  the   Partnership's
transaction costs in connection with the Sale, which are payable out of the Partnership's available cash on hand, will be as follows:



Accounting.....................................           185,000
Legal..........................................            50,000
Escrow Costs (Seller's portion)................            25,000
Title Policies (Seller's portion)..............            35,000
Structural and Engineering Reports.............           180,000
Stanger Fairness Opinion.......................           122,000
Consent Solicitation Costs.....................             6,000
Miscellaneous Costs............................             5,000
                                                         --------
Total                                                     608,000
                                                         ========

         The General Partners will receive a distribution of approximately $69,505 for their interests in the Partnership in connection with the Sale and distribution of cash reserves. The General Partners are not entitled to receive fees in connection with the Sale.

Distribution of Sale Proceeds; Accounting Treatment

         After the payment of all liabilities and expenses, the consideration to be paid to the Partnership for the Properties will be allocated and distributed among Limited and General Partners in accordance with the cash distribution rules set forth in the Partnership Agreement. Pursuant to the Partnership Agreement, net distribution proceeds are distributable as follows:

         o First, the General Partners are entitled to a fee equal to the lesser of (a) 10% of the net proceeds to the Partnership from the Sale, or (b) 1% of the Purchase Price (including the assumed mortgage indebtedness), plus 3% of the net proceeds after deducting an amount sufficient to pay all federal and state taxes applicable to the Sale. No part of the fee will be paid, however, unless the Limited Partners shall have first received an amount equal to (i) the greater of (A) their aggregate capital contributions, or (B) an amount sufficient to satisfy the cumulative federal and state income tax liability, if any, arising from the disposition of the Properties and all other assets disposed of to date; less (ii) all amounts previously distributed to Limited Partners. Because the above-referenced conditions have not been met, the General Partners will not be entitled to receive a fee in connection with the Sale.


         o Next, after allocating income from the Sale in an amount equal to the sum of the negative adjusted capital account balances of all Partners with such balances (computed after any distributions made under the paragraph above), and after allocating 1% of the income in excess thereof, 1% to the General Partners and 99% to the Limited Partners as a class, distributions shall be made in accordance with such Partners' positive capital account balances.

         Based on the distribution priority in the Partnership Agreement, and assuming (i) the net proceeds of the Sale are $1,950,530 and (ii) cash available for distribution (after payment of expenses) of approximately $5,000,000, the Limited Partners will be entitled to receive $6,881,025 ($1,201 per Unit). Assuming cash balances as of March 31, 1998, the Partnership would retain cash reserves after the Sale (and payment of transaction costs and cash distributions) of approximately $4,840,000. NAPICO and NPIA will be entitled to receive a distribution in connection with the Sale of $69,505.

         The purchase of the Real Estate Interests by the REIT is conditioned, with respect to each of the Properties, on the general partner of the Local Partnership owning such Property agreeing to transfer its general partnership interests in such Local Partnership. Under the partnership agreements of the Local Partnerships, the assignment of the limited partnership interests in the Local Partnership requires the consent of the local general partner. In addition, the Managing General Partner does not believe that the REIT would realize sufficient economic benefit from acquiring the Real Estate Interests held by the Partnership unless it can simultaneously acquire the related general partnership interests and the right to manage the Properties.

Conditions

         In addition to the consent by Majority Vote of the Limited Partners, the Purchase and Sale Agreement is expected to contain, among others, the following conditions (which may be waived by the REIT) as conditions precedent to the REIT's obligation to consummate the Sale or the acquisition of a particular Property:

         o Subject to certain exceptions, no material adverse change shall have occurred with respect to a Property;

         o The Partnership shall have delivered to the REIT any required third party consents to the Sale, including the consent of HUD, certain state housing finance agencies, the general partners of the Local Partnerships in which the REIT intends to acquire interests and the holders of certain mortgages; and

         o The REIT shall have consummated the Private Placement, which will be conditioned upon, among other things, the transfer of a minimum number of properties to the REIT by the Casden Partnerships and third parties in connection with the REIT Transaction.

Fairness Opinion

         Stanger, an independent investment banking firm, was engaged by NAPICO to conduct an analysis and to render an opinion as to whether the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be paid to the Partnership for the Real Estate Interests in the Sale is fair, from a financial point of view, to the Limited Partners. NAPICO selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of the Sale.

         Stanger has advised the Managing General Partner that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be paid to the Partnership for the Real Estate Interests in the proposed Sale is fair, from a financial point of view, to the Limited Partners. The Fairness Opinion does not address adjustments made to the Aggregate Property Valuation utilized to arrive at the distributions to the Limited Partners that will result from the Sale, or the allocation of the Aggregate Property Valuation between the Limited Partners and the general partners of the Local Partnerships, which affects the ultimate amount of consideration to be paid to the Limited Partners. In addition, the Fairness Opinion does not address the fairness of the Purchase Price itself. The Purchase Price and the Aggregate Property Valuation were determined solely by the General Partners. The fact that the Managing General Partner applied its own methodology for determining the Aggregate Property Valuation did not limit the methods and procedures followed by Stanger in determining the fairness of the Aggregate Property Valuation itself. The Managing General Partner used a valuation method that it believed to be a reasonable basis for determining the Aggregate Property Valuation. Stanger reviewed the fairness of the Aggregate Property Valuation determined by the Managing General Partner, using methods and procedures selected by Stanger. The Managing General Partner did not limit the method used by Stanger to review the fairness of the Aggregate Property Valuation.

         The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Exhibit A hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         Except for certain assumptions described more fully below which the Partnership advised Stanger that it would be reasonable to make, the Partnership imposed no conditions or limitations on the scope of Stanger's investigation or the methods and procedures to be followed in rendering the Fairness Opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." The Partnership has agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

         Experience. Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

         Summary of Materials Considered. In the course of Stanger's analysis to render its opinion, Stanger reviewed: (i) a draft of this Consent Solicitation Statement related to the Sale in substantially the form which will be distributed to Limited Partners; (ii) the Partnership's annual reports on Form 10-K for the fiscal years ending December 31, 1995, 1996 and 1997 and the Partnership's quarterly report on Form 10-Q for the three-month period ended March 31, 1998 which reports the Partnership's management has indicated to be the most current available financial statements; (iii) descriptive information concerning the Properties provided by management, including location, number of units and unit mix, age, and amenities; (iv) summary historical operating statements for the Properties for 1995, 1996 and 1997; (v) operating budgets for the Properties for 1998, as prepared by the Managing General Partner or the local general partners; (vi) information prepared by management relating to the debt and the HAP Contracts encumbering the Properties; (vii) information regarding market rental rates and conditions for apartment properties in the general market area of the Properties and other information relating to acquisition criteria for apartment properties; and (viii) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

         In addition, Stanger discussed with management of the Partnership and the Managing General Partner the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to those owned by the Local Partnerships, historical, current and projected operations and performance of the Properties, the physical condition of the Properties including any deferred maintenance, and other factors influencing value of the Properties. Stanger also performed site inspections of the Properties, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to the Properties.

         Summary of Reviews. The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Consent Solicitation Statement is qualified in its entirety by reference to the full text of such opinion.

         In preparing its Fairness Opinion, Stanger performed site inspections of the Properties during December 1997 through May 1998. In the course of the site visits, the physical facilities of the Properties were observed, current rental and occupancy information for the Properties were obtained, current local market conditions were reviewed, a sample of similar properties were identified, and local property management personnel were interviewed concerning the Properties and local market conditions. Stanger also reviewed and relied upon information provided by the Partnership and the Managing General Partner, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to any required capital expenditures and any deferred maintenance.

         Stanger also reviewed historical operating statements for the Properties for 1995, 1996 and 1997, and the operating budgets for 1998 for each Property, as prepared by the Managing General Partner or local general partners and discussed with management the current and anticipated operating results of the Properties.

         In addition, Stanger interviewed management personnel of the Partnership. Such interviews included discussions of conditions in the local market, economic and development trends affecting the Properties, historical and budgeted operating revenues and expenses and occupancies and the physical condition of the Properties (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, HAP Contracts or other regulatory agreements encumbering the Properties, and expectations of management regarding the impact of various regulatory factors and proposed changes on the operating results of the Properties.

         Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by the Partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

         Summary of Analysis. Based in part on the above reviews, Stanger then performed a discounted cash flow analysis (a "DCF Analysis") of the Properties. The DCF Analysis involved the following steps.

         During its site visits to each Property, Stanger conducted local market research, including the identification and assessment of relative quality (e.g., condition, location amenities, etc.) of similar multi-family properties in the competitive market area of each Property and the collection of rental rate information for various apartment unit sizes (e.g., efficiency, one-bedroom, two-bedroom, etc.) for such Properties. In addition, Stanger reviewed information provided by the Managing General Partner and management of the Properties concerning rental rates allowed for each type of apartment in each Property subject to HUD or other rental rate restrictions (the "Subsidized Properties") based on the HAP Contract.

         Utilizing the above information, Stanger determined the gross potential rent for each Property based on the number and type of apartment units in each Property and (i) for Subsidized Properties, rents allowed for each type of unit under the existing HAP Contract or other regulatory agreements ("Contract Rent"), and (ii) the estimated market rental rates the Property would likely obtain based on review of the rates charged at similar properties in the local market ("Market Rent"). The gross potential rent amounts based on Contract Rent and Market Rent data were used in the DCF Analysis as described below.

         Stanger also reviewed historical and budgeted gross income and income from ancillary sources for each Property in the portfolio in light of market trends and competitive conditions in each Property's local market. Stanger also reviewed summary information concerning occupancy rates and any HAP contracts or other regulatory agreements encumbering the Properties, including contract rental rates for each unit size and contract expiration date.

         After assessing the above factors, Stanger estimated each Property's effective gross income based upon unit mix of contract or market rental rates, as appropriate, and estimates of ancillary income and occupancy. Contract

Rents were utilized for subsidized Properties during the term of the HAP contract or other regulatory agreements, with a mark to market of rental rates upon expiration of the HAP Contract or other regulatory agreements. Expenses were estimated based on historical and budgeted operating expenses, discussions with management, and certain industry expense information. Estimated property operating expenses, including replacement reserves, were then deducted from effective gross income to arrive at each Property's estimated net operating income. Debt service payments relating to debt encumbering each of the Properties were also considered in the "leveraged" discounted cash flow analysis, as described below. Expenses relating solely to investor reporting and other expenses not related to the properties were excluded from the analysis.

         Stanger then discounted to present value the estimated cash flows from the continued operation of each of the Properties during a holding period equal to the term of the existing HAP Contracts or other regulatory agreements, or ten years in the case of the conventional properties. In the case of Subsidized Properties subject to distribution limitations, Stanger discounted cash flow amounts up to, but not exceeding, the distribution limitation. Income and expense escalators utilized in the analysis were based on parameters cited by investors, owners and managers of similar properties, market factors, the relationship of Contract Rent and estimated Market Rent, and historical and budgeted results for each Property. Based on the relationship of Contract Rent and Market Rent for the Subsidized Properties, income during the contract period was generally held flat for Subsidized Properties or was escalated at a rate to provide sufficient income to pay operating expenses and debt service. For the purpose of determining the Subsidized Properties' residual value, as described below, estimated market rental rates were generally escalated at 3% per annum. In the case of the conventional property, effective rent was escalated at 3.0% per year during the holding period. Effective expense escalators generally ranged from approximately 2.5% to 3.0%.

         As part of its DCF Analysis, Stanger then estimated the residual values of the Properties. In the case of the Partnership's one conventional, non-subsidized property (the "Conventional Property"), Stanger employed a direct capitalization technique. The estimated net operating income after replacement reserves in the eleventh year of operations was capitalized utilizing terminal capitalization rates ranging from 10.5% to 11.0% and the resulting value was reduced by estimated sales costs of 3%.

         In the case of Subsidized Properties, Stanger evaluated the residual Property value at the time of the existing HAP Contract or other regulatory agreement expiration based upon the assumption that whether or not the HAP Contract or other regulatory agreements was renewed, rents at the Property would be marked to market rates (i.e. where Contract Rent at the time of expiration exceeded estimated Market Rent, it was assumed that Contract Rent upon any contract renewal would be set at an amount equal to the estimated market rent at the time of reversion).

         Stanger then evaluated estimated net operating income (after replacement reserves) at the time of contract expiration, with rents marked to market rates, to determine if such income would be sufficient to service the existing mortgage debt encumbering the Subsidized Property. Where existing debt could be prepaid at the time of contract expiration, Stanger capitalized net operating income (after replacement reserves) with rents marked to market at rates ranging from 9.0% to 12.0% to estimate a free and clear residual value from which estimated expenses of sale of 3% and, in the case of the leveraged discounted cash flow analysis, as described below, anticipated debt balances were deducted to arrive at net residual proceeds. Otherwise, any remaining equity cash flow after debt service available was capitalized at rates ranging from 10.0% to 12.0% to determine a residual equity value to be used in the Leveraged DCF Analysis.

         The resulting annual cash flows and the residual value, after deduction of estimated costs of sale, for each Property were then discounted to present value assuming (i) the Properties were free-and-clear of mortgage debt (the "Free-and-Clear DCF Analysis") and, for Subsidized Properties, (ii) as encumbered by existing debt (the "Leveraged DCF Analysis"). In the case of the Leveraged DCF Analysis, debt service payments were deducted from annual cash flows, and the resulting annual cash flows and residual equity value were discounted to present value using the following distinct ranges of discount rates: (i) Subsidized Properties: leveraged cash flow discount rates ranged from 9% to 12% and residual discount rates ranged from 12% to 15%; free-and-clear discount rates for cash flow ranged from 8% to 10% and residual discount rates ranged from 11% to 14%; (ii) Conventional Property: free-and-clear cash flow and residual discount rates ranged from 11.25% to 12.25%. In the Leveraged DCF Analysis, the resulting equity value was then added to outstanding debt to arrive at a total estimated Property value.

         Stanger observed that the range of estimated value of the portfolio of Properties resulting from the Leveraged DCF Analysis was $83,550,000 to $85,410,000 and that the Aggregate Property Valuation of $85,545,163 was above this range of value. Stanger also observed that the range of estimated value of the portfolio of Properties resulting from the Free-and-Clear DCF Analysis was $59,270,000 to $65,240,000 and that the Aggregate Property Valuation of $85,545,163 was above this range of value. The difference between the value resulting from the Leveraged DCF Analysis and the Free-and-Clear Analysis in part reflects the fact that the estimated value of certain Properties is less than the debt currently encumbering those Properties.

         Stanger concluded that the range of estimated value of the portfolio of Properties resulting from the Freeand-Clear DCF Analysis and the Leveraged DCF Analysis supported its opinion as to the fairness of the Aggregate Property Valuation, from a financial point of view.

         Due to the uncertainty in establishing many of the values cited above, Stanger established a range of estimated values for each discounted cash flow analysis. The estimated values are based in part on information provided to Stanger in the context of rendering the fairness opinion, and there can be no assurance that the same conditions analyzed by Stanger in arriving at the estimates cited herein would exist at the time of consummation of the Sale. In addition, the estimated values cited above are based on a variety of assumptions that relate, among other things, to (i) each Property's revenues, expenses, and cash flow; (ii) the capitalization rates that would be used by prospective buyers when the existing HAP contracts or other regulatory agreements expire and the Subsidized Properties are sold; (iii) ranges of residual values of the Properties; (iv) selling costs; and (v) appropriate discount rates to apply to estimated cash flows and residual values in computing the discounted present value of such cash flows and residual values. Actual results may vary from those utilized in the above analysis based on numerous factors, including interest rate fluctuations, changes in capitalization rates used by prospective purchasers, tax law changes, supply/demand conditions for similar properties, changes in the availability of capital, changes in the regulations or HUD's interpretations of existing and new regulations relating to subsidized properties.

         Conclusions. Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be paid to the Partnership for the Real Estate Interests is fair to the Limited Partners from a financial point of view.

         Assumptions, Limitations and Qualifications. In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Consent Solicitation Statement or that were provided, made available, or otherwise communicated to Stanger by the Partnership, the Managing General Partner and/or its affiliates, the Local Partnerships or the management of the Properties. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. Stanger relied upon the representations of the Managing General Partner and its affiliates, the Local Partnerships and the management of the Properties concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, and the terms and conditions of any debt and the HAP Contracts or other regulatory agreements encumbering the Properties. Stanger also relied upon the assurance of the Partnership, Casden, the Managing General Partner and its affiliates, the Local Partnerships, and the management of the Properties that any financial statements, budgets, capital expenditure estimates, debt and HAP Contract or other regulatory agreement information, value estimates and other information contained in this Consent Solicitation Statement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that all distributions under HAP Contracts or other regulatory agreements with distribution limitations allowable cumulatively since the time of the partnership's investments in each Local Partnership have been paid in full to the Partnership; that no material changes have occurred in the value of the Properties or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that the Partnership, Casden, the Managing General Partner and its affiliates, the Local Partnerships and the management of the Properties are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect; that the highest and best use of the Properties is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement, the Local Partnership agreements and the existing and anticipated regulatory agreements. Additional specific assumptions relating to Stanger's analysis are included in the subsection captioned "Summary of Analysis" above.

         Stanger was not requested to, and therefore did not: (i) select the method of determining the Aggregate Property Valuation utilized in connection with determining the Purchase Price in the Sale; (ii) make any recommendation to the Partnership or its partners with respect to whether to approve or reject the proposed Sale; or (iii) express any opinion as to (a) the tax consequences of the proposed Sale to the Limited Partners, (b) the terms of the Partnership Agreement, or the fairness of proposed Amendments to the Partnership Agreement, or the terms of any agreements or contracts between the Partnership, any affiliates of the Managing General Partner and the Local Partnerships, (c) the Managing General Partner's business decision to effect the proposed Sale, (d) any adjustments made to the Aggregate Property Valuation to determine the Purchase Price of the Real Estate Interests and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Managing General Partner's estimate of the value of current and projected net working capital balances and cash and reserve accounts (including debt service and mortgage escrow amounts, operating and replacement reserves, and surplus cash reserve amounts and additions) and the income therefrom of the Partnership or the Local Partnerships, the Managing General Partner's
determination that no value should be ascribed to any reserves of the Local Partnerships or the cash flow from the Properties in excess of certain limitations on distributions to the Partnership, the Managing General Partner's determination of the value of any notes due to affiliates of the Managing General Partner or management of the Local Partnerships, the allocation of the Aggregate Property Valuation among the Local Partnerships, the amount of the Aggregate Property Valuation ascribed to certain general partner and/or management interests in the Local Partnerships and other expenses and fees associated with the Sale, (e) the fairness of the buyout costs of certain general partner and/or management interests in the Local Partnerships, the allocation of such buyout costs among the Local Partnerships, or the amount of any contingency reserves associated with such buyouts, (f) the Managing General Partner's decision to deduct the face value of certain notes payable to affiliates and/or management of the Local Partnerships in determining the Purchase Price to be paid for the Real Estate Interests where the actual cost of purchasing the notes may be less than the face value of the notes, (g) the Purchase Price to be paid for the Real Estate Interests, or (h) alternatives to the proposed Sale.

         Stanger is not expressing any opinion as to the fairness of any terms of the proposed Sale other than the Aggregate Property Valuation utilized in connection with determining the Purchase Price of the Real Estate Interests paid to the Partnership. Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the proposed Sale in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed Sale of the Real Estate Interests to the REIT could affect the Properties or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

         In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Exhibit A.

         Compensation and Material Relationships. Stanger has been retained by the Managing General Partner and its affiliates to provide fairness opinions to the Partnership and the other Casden Partnerships included in the REIT Transaction. Stanger will be paid an aggregate fee by the Casden Partnerships of up to approximately $455,000, plus $4,100 per property reviewed. The portion of the fee allocable to the Partnership is approximately $27,800, plus $4,100 per property reviewed by Stanger, or an aggregate of approximately $122,000. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the Fairness Opinion, subject to an aggregate maximum of up to approximately $1,000, plus $600 per Property, and is entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws. Stanger has not been engaged to and has not provided services, and will not participate or otherwise be involved in the REIT private placement. In addition, Stanger has not been approached or engaged to provide any services in connection with a future public offering by the REIT. No portion of Stanger's fee is contingent upon consummation of the Sale or completion of the REIT Transaction.

Alternatives to the Sale

         The following is a brief discussion of alternatives to the Sale considered by the Managing General Partner and the possible benefits and disadvantages of such alternatives:

         Continuation of the Partnership. One alternative considered by the Managing General Partner was the continuation of the Partnership in accordance with its existing business plan and its Partnership Agreement. However, the Partnership is not currently realizing material cash flow that is available for distribution to the Limited Partners and does not anticipate realizing sufficient cash flow in the future to enable it to make distributions to Limited Partners. Limited Partners did not realize any passive activity rental losses for 1997. Depreciation deductions that are primarily responsible for generating losses realized by the Limited Partners should continue to decline until the end of the depreciable lives of the Properties, when taxable income to Limited Partners will exceed cash distributions. Federal depreciation for all of the Properties will cease to be available within one year. Furthermore, the Managing General Partner does not believe that the Partnership would be able to realize the potential benefits which the REIT anticipates may be available to it after acquisition of the Real Estate Interests. These potential benefits require the acquisition of (i) the partnership interests held by the local general partners,
(ii) the right to manage the Properties, and (iii) the insured mortgage encumbering the Properties, and would require significant additional capital. The Managing General Partner believes it will be impractical to seek additional capital contributions from Limited Partners in order to recapitalize the Partnership and that the Partnership could not access the capital markets. Because there appears to be no active trading market for the Units, and because there are no apparent benefits from continued ownership of Units, Limited Partners may not be able to liquidate their investment in the Units while the Partnership remains in existence. Furthermore, the partnership agreements of the Local Partnerships do not grant the limited partner of such partnerships (REAL
III) the right to remove the local general partner or to compel a sale of the assets of such Local Partnership. Because there appears to be no market for the Properties and the Partnership cannot cause a sale of the Properties, the Properties are likely to remain under the control of the local general partners indefinitely if the Sale is not consummated.

         Marketing the Properties for Sale to Third Parties. The Managing General Partner also considered marketing the Properties to third parties. The Properties can only be marketed in cooperation with the local general partners. The Managing General Partner does not believe that such alternative is viable or would be in the best interests of the Limited Partners, because the Managing General Partner is not aware of any third party buyers willing to purchase such a portfolio of Properties and believes that, even if such a buyer could be identified, such a sale would be unlikely to result in a purchase price for the Properties as high as the Purchase Price offered in connection with the Sale. In light of the limited cash flow currently generated by the Properties, the degree of control the local general partners exercise over the Properties and the anticipated adverse consequences of the recent changes in the laws and policies applicable to HAP Contracts, the Managing General Partner does not believe that a favorable market for the Properties currently exists. In addition, because REAL III owns limited partnership interests in the Local Partnerships that hold title to the Properties and the general partners of such Local Partnerships are generally unaffiliated with the Managing General Partner of REAL III, the buyout of the local general partners would be necessary for a third party to acquire the Properties. The Managing General Partner believes it would be difficult to find a single buyer for the Properties as a group, and that selling the Properties on a Property-by-Property basis would involve an extensive negotiating process over an extended period of time. During the continuation of such process, the Partnership would continue to be responsible for all costs relating to the Properties and the Partnership's ongoing administrative expenses and there would likely be higher transaction costs, such as brokers' fees and attorneys' fees, relating to sale of the Properties if they were sold individually. The Managing General Partner has received inquiries in the past concerning certain of the conventional Properties, none of which have resulted in a firm offer. The Managing General Partner has received inquiries in the past concerning certain of the conventional Properties, none of which have resulted in a firm offer. The Managing General Partner has not received and has not been advised of any bona fide third party offers or indications of interest for any of the Properties. The Managing General Partner does not believe there are any bona fide third party buyers of low income housing projects that would be able to match the Purchase Price offered by the REIT for the portfolio of Properties. The Managing General Partner believes that it is unlikely that third party buyers could be found to purchase the Real Estate Interests at a higher price than the Purchase Price.

         While the Managing General Partner has not consulted any real estate brokers or other real estate professionals concerning potential purchasers for the Real Estate Interests, based upon the Managing General Partner's experience and familiarity with the market for low income housing, the Managing General Partner does not believe that there are other potential bidders for the Real Estate Interests at the Purchase Price. The Managing General Partner's determination was based upon a number of factors, including the need for a purchaser to negotiate the purchase of the Real Estate Interests with the Partnership and enter into a transaction with the Partnership which would require limited partner approval; the need for a purchaser to negotiate separate transactions with each of the local general partners; the need for a purchaser to have sufficient capital to purchase the interests of the local general partners and the Partnership, and to purchase mortgage loans encumbering the Properties and negotiate restructurings, which the Managing General Partner believes is necessary to realize a return on the investment in the Properties; and the impact of recent changes in the law and regulations of HUD relating to HAP Contracts, which impacts the value of the Properties. As a result, the General Partner believes that any transaction with a potential purchaser would be time consuming, difficult to consummate and unlikely to result in a purchase price higher than the Purchase Price. However, there can be no assurance that a higher purchase price would not be received if the Properties were actively marketed.

         Rollup. The Managing General Partner considered combining the Casden Partnerships into a new corporation that would qualify as a REIT entity. As a result of such a transaction, the Limited Partners would have received shares of stock in the REIT (or partnership interests convertible into REIT shares), which would have been listed on a national stock exchange. Such a transaction would be expected to (a) provide investors in the new entity with the opportunity to liquidate their investment through the sale of the shares received in the transaction, (b) permit distribution to investors of a simpler federal income tax Form 1099-DIV (rather than Schedule K-1), and (c) provide investors with the potential for receiving securities with a greater value than the proceeds they will receive as a result of the Sale. Furthermore, such an entity would provide increased asset diversification and, due to its size, improved access to capital markets.

         The Managing General Partner believes, however, that such a transaction would have significant disadvantages. As a result of new legislation and regulations, it believes that obtaining the necessary regulatory approvals for a rollup would be very difficult, expensive and time-consuming. The Managing General Partner was not confident that a rollup transaction could be completed within a reasonably practical time period. Furthermore, the Managing General Partner believes that there could be significant selling pressure on the securities issued in connection with a rollup and that such selling pressure might cause the price of the stock of the rollup entity to decline following completion of the rollup transaction.

         Another disadvantage of a rollup transaction is that the transaction would cause the Limited Partners to incur a tax on the gain reflected in the value of the stock of the new entity. The Managing General Partner determined that Limited Partners would not be able to defer taxation through the use of an UPREIT structure due to difficulties likely to be experienced in obtaining approval from various states for the distribution of operating partnership interests. Unless a Limited Partner sold all or a portion of the securities received in the transaction, such Limited Partner would have no additional cash with which to pay the taxes which would result from the completion of a rollup transaction. The need for cash to pay the taxes on the transaction could cause downward pressure on the price of the stock. In addition, a Limited Partner would incur brokerage commissions on the sale of any securities received in a rollup transaction, thereby reducing the net proceeds received in the transaction.

         Reorganization into a REIT. The Managing General Partner considered the advisability of reorganizing the Partnership as a corporation treated as a real estate investment trust. If approved, such a transaction would have provided some advantages to the Limited Partners. Such a reorganization would be expected to (a) provide investors in the reorganized entity with liquidity, (b) permit distribution to investors of a simpler federal income tax form 1099-DIV (compared to Schedule K-1), and (c) potentially be formed tax free to the Limited Partners. The Managing General Partner was advised that the reorganization of the Partnership into a REIT has a number of significant disadvantages. For example, the small size of the reorganized Partnership, the lack of diversification, the degree of debt relative to equity, and the absence of internalized, integrated management would result in limited markets for the shares of the newly formed real estate investment trust. As a result, the Managing General Partner was advised that it would be unlikely that the real estate investment trust shares would perform well in the market. In addition, the Managing General Partner believes that the size of the resulting real estate investment trust would not enable it to access the capital markets on an advantageous basis.

Recommendation of the Managing General Partner; Fairness

         The recommendation of the Managing General Partner in favor of the Sale is based upon its belief that the Sale is fair to the Limited Partners for, among others, the following reasons: (a) its belief that the terms and conditions of the Sale, including the Aggregate Property Valuation and the Purchase Price, are fair to the Limited Partners of the Partnership; (b) its belief that the alternatives available to the Partnership are not as attractive to the Limited Partners as the Sale; (c) its belief that now may be an opportune time for the Partnership to sell the Properties, given current conditions in the real estate and capital markets; and (d) its belief that the Purchase Price represents a higher amount than a third party would offer the Partnership for the Real Estate Interests.

         The Managing General Partner has not obtained real estate appraisals to establish the fair market value of the Properties, but, based upon its significant real estate experience, it believes that the Aggregate Property Valuation utilized in connection with determining the Purchase Price is not less than the fair market value of the Properties. In addition, Stanger has opined that the Aggregate Property Valuation used in determining the Purchase Price for the Real Estate Interests is fair to the Limited Partners from a financial point of view.

         The Purchase Price was determined by the Managing General Partner. The Managing General Partner valued the Real Estate Interests using the following methodology. For Local Partnerships with HAP Contracts with expiration dates more than ten years in the future, the Managing General Partner determined the value by taking the aggregate net operating income before interest expense and management fees (as adjusted for distribution restrictions with respect to Properties subject to distribution restrictions) for such Local Partnerships for 1996, less capital expenditures, and applied a capitalization rate of 11%. For Local Partnerships with HAP Contracts with expiration dates greater than six years but less than ten years in the future, the Managing General Partner followed the same procedure, but applied a capitalization rate of 12%. For Local Partnerships with HAP Contracts expiring in six years or less, the Managing General Partner calculated such Local Partnerships' distributions for 1996 (or in certain cases used a three year average where the Managing General Partner did not believe that the 1996 distributions were representative), added the management fees payable to the general partner of such Local Partnership for 1996, assumed that these distributions would be received for the balance of the term of the HAP Contracts and discounted these future distributions at a discount rate of 10%. For Local Partnerships with no HAP Contract, the Managing General Partner determined the value by taking the 1996 net operating income before interest expense and management fees, less capital expenditures, applied a capitalization rate of 9%, then deducted $3,500 per apartment unit in consideration of deferred maintenance requirements. To the extent that capital expenditures were less that $600 per apartment unit, which was the case for most of the Properties, the Managing General Partner has increased the capital expenditures for purposes of this calculation to $600 per apartment unit to cover future repair and maintenance requirements. Based on the methodologies utilized, the increase in capital expenditures affected the value of five of the twenty-two Properties. In selecting the capitalization rates, the Managing General Partner took into account the expectation that cash flow would be significantly reduced after expiration of the current HAP Contracts and used a higher capitalization rate if the HAP Contracts expired earlier. With respect to the Local Partnerships with HAP Contracts expiring in six years or less, the Managing General Partner assumed that the Properties would have no residual value upon expiration of the respective HAP Contracts, due to the uncertainties as to future cash flow following the expiration of the term of the HAP Contracts.

         Based on such assumptions and on certain increases in the aggregate valuation as a result of discussions with Stanger, the Managing General Partner determined that the twenty-two Properties owned by the Local Partnerships that the Managing General Partner currently anticipates will be included in the Sale have an aggregate value of $85,545,163 (the "Aggregate Property Valuation"). The Managing General Partner subtracted from the Aggregate Property Valuation (i) $6,704,288 for the aggregate estimated value of the general partnership interests in the Local Partnerships (excluding the general partnership interest of the local general partner that is an affiliate of the Managing General Partner) and the local general partners' right to future management fees, including $251,250 attributable to the right to receive the future management fees payable to the one local general partners affiliated with the Managing General Partner (see "THE SALE -- Arrangements with General Partners of the Local Partnerships"), and (ii) the outstanding mortgage indebtedness and related party indebtedness of the Local Partnerships of $76,890,345. In no event was the valuation of any of the Real Estate Interests with respect to any of the Local Partnerships reduced below zero on account of such indebtedness. The amount of the Aggregate Property Valuation allocated to the general partnership interests in the Local Partnerships is based in part upon the anticipated cost of buying out the local general partners. The cost to buy out the unaffiliated general partners of the Local Partnerships has been determined in arm's-length negotiations between the Managing General Partner and the general partners of the Local Partnerships. However, while the costs of such buyouts will be paid by the REIT and the buyouts will benefit the REIT, a portion of such costs will be indirectly borne by the Limited Partners. The calculations of the Managing General Partner described above resulted in distributable cash out of the proceeds of the Sale of $1,950,530.

         The Managing General Partner believes that the method used to determine the Purchase Price was reasonable in light of the fact that the Partnership owns limited partnership interests in the Local Partnerships and does not own the Properties directly, and that any sale of the Properties is subject to the approval of the general partners of the Local Partnerships. In addition, as discussed below, recent changes in HUD laws and policies are expected to adversely impact the Partnership's cash flow and prospects.

         The Managing General Partner believes that the Purchase Price is fair and reasonable and exceeds the price that the Partnership would likely receive if the Real Estate Interests were to be sold to a third party or parties. It should be noted that, for purposes of calculating the value of the Real Estate Interests, the Managing General Partner assumed that certain of the Properties would have no residual values upon expiration of the respective HAP Contracts applicable to such Properties, based on its belief that cash flow after expiration of the HAP Contracts will be significantly reduced, as discussed below. The Managing General Partner made the same assumption when determining the capitalization rates used in their valuation calculations. Different assumptions would likely have resulted in different valuations for the Real Estate Interests.

         In determining the valuation of the Real Estate Interests, no adjustment was made for the amount by which the value of assets other than the Properties exceeded liabilities other than mortgage and certain related party indebtedness because the Managing General Partner does not believe that these assets are material (other than the Reserve Accounts referred to below). In addition, pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships are subject to limitations on the distributions of dividends to the Partnership. Such statutes and regulations require such Local Partnerships to hold cash flows in excess of such dividend limitations in Reserve Accounts that may be used only for limited purposes. The Purchase Price was calculated without attributing value to the Reserve Accounts. The Managing General Partner believes that federal and state regulatory considerations limiting the availability of the Reserve Accounts to the Partnership have the effect of substantially reducing or eliminating entirely any value attributable to such Reserve Accounts. Nonetheless, the REIT may be able to realize a benefit in the future by obtaining a reduction in the amount required to be held in the Reserve Accounts. The Partnership held approximately $330,000 in such Reserve Accounts at September 30, 1997.

         The Managing General Partner relied on the following qualitative factors in determining that the Sale is fair to the Limited Partners:

         o The Properties do not currently produce significant cash flow and the Partnership has not made distributions to date. The
              Partnership's investment in the Properties was initially structured primarily to obtain tax benefits, and not to provide cash distributions. Due to changes in the tax laws pursuant to which losses of the Partnership are treated as passive losses and can only be deducted against passive income, most Limited Partners are not realizing material tax benefits from continuing to own their limited partnership interests. Accordingly Limited Partners are not receiving material benefits from continuing to hold their interests in the Partnership.

         o Recent changes in HUD laws and policies are expected to adversely affect the Partnership's cash flow and prospects. Under MAHRAA, to the extent that rents are above market, as is the case with most of the Properties, the amount of the HAP Contract payments will be reduced. While MAHRAA also contemplates a restructuring of the mortgage loans to reduce the current debt service on the mortgage loans, it is expected that the combination of the reduced HAP Contract payments and the restructuring of the mortgage loans will result in a significant reduction in the cash flow to the Local Partnerships. In the case of two restructurings that are currently being negotiated by affiliates of the Managing General Partner (involving Section 8 properties owned by Casden Partnerships other than the Partnership), the restructurings proposed by HUD will significantly reduce the cash flow from these properties. Furthermore, since the local general partners would control the restructuring negotiations and most of the local general partners' income results from their management fees, there can be no assurance that any restructuring negotiated by local general partners will optimize cash flow to the Partnership. Moreover, there are a number of uncertainties as to the restructuring process, including potential for adverse tax consequences to the Limited Partners. The Managing General Partner does not believe that the "market" rents generated by the Properties after reduction of the HAP Contract payments under MAHRAA will be materially in excess of the debt service and operating expenses on such Properties after expiration of the applicable HAP Contracts and accordingly do not expect the Properties to produce any significant cash flow at such time. When determining the Purchase Price offered for the Real Estate Interests, the Managing General Partner ascribed no residual value to certain Properties. The Managing General Partner believes that it is highly unlikely that the Limited Partners of the Partnership will benefit from any restructuring under MAHRAA.


         o Due to the Partnership's limited current cash flow and the uncertainties created by MAHRAA, the Managing General Partner does not believe that the Properties could be sold to a third party on terms comparable to those of the proposed Sale. In addition, the Partnership owns only limited partnership interests in the Local Partnerships that hold title to the Properties and the general partners of such unaffiliated Local Partnerships are unaffiliated with the General Partners of the Partnership. As a result, the simultaneous buyout of the local general partners is necessary in order to acquire the Properties. Accordingly, it would be difficult for the Partnership to seek a third party buyer for all of its Real Estate Interests.


         The Managing General Partner did not quantify, reach independent conclusions regarding or otherwise assign relative weights to the individual qualitative factors listed above. Instead, the Managing General Partner considered the diminishing prospects of the Partnership in light of the totality of the circumstances. The Managing General Partner believes that each of the factors considered supported its determination that the Sale is fair to the Limited Partners.

         The REIT has offered to purchase the Real Estate Interests because the acquisition of such interests is an important component in the formation of the REIT and such acquisition may assist the REIT in carrying out its strategy of acquiring the FHA-insured mortgage loans encumbering the Properties and generating cash flow in connection with such loans. The REIT intends to purchase the local general partners' general partnership interests, including the right to manage the Properties. The REIT believes that acquisition of the Real Estate Interests, the partnership interests of the local general partners, the right to manage each of the Properties, and the insured mortgage indebtedness currently encumbering the Properties will allow it to (i) earn fee income through the property management functions formerly performed by the local general partners and (ii) restructure the mortgage loans on the Properties on terms more advantageous than could be obtained by the Partnership. The REIT's greater access to the capital markets will allow it to take advantage of opportunities that are unavailable to the Partnership and inconsistent with the Partnership's original objectives. The Partnership's investment objectives contemplated that the Partnership would dispose of its Real Estate Interests and liquidate. The Partnership's investment objectives did not contemplate the Partnership raising additional capital or acquiring additional partnership interests or mortgage loans, which would be necessary if the Partnership were to realize the potential benefits anticipated by the REIT.

         The Managing General Partner also considered the fairness of the terms of the Sale, including the allocation of the Aggregate Property Valuation to the local general partners and the Purchase Price. REAL III owns limited partnership interests in the Local Partnerships that hold title to the Properties that the REIT has offered to purchase. The simultaneous buyout of the local general partners is necessary in order to enable the Partnership to realize the value of its Real Estate Interests. Accordingly, the amount required to be paid by a purchaser (whether a third party buyer or the REIT) to purchase the interests of the local general partners will have the effect of reducing the amount of consideration which a buyer is willing to pay for the Partnership's Real Estate Interests. The amounts that the Managing General Partner will pay to the unaffiliated local general partners in connection with the buyouts of the nineteen local general partners with whom the REIT has entered into option agreements have been determined in arm's-length negotiations. The Managing General Partner believes that the terms of such buyouts are fair to the Partnership. Therefore, the Managing General Partner believes that, while the amount paid to the local general partners affects the amount of distribution to Limited Partners and the buyout of the local general partners' interests will benefit the REIT, the terms of these transactions are fair to the Partnership and the Limited Partners. In addition, the Managing General Partner believes that the amount to be distributed to the Limited Partners from the Sale is fair to the Limited Partners. The distributions represent the net proceeds of the Sale plus $5,000,000 of cash held by the Partnership.

         Secondary and Market Prices for Units. The highest and lowest Unit sale prices as reported to NAPICO by certain secondary market firms involved in sales of the Units over the twelve-month period ended December 31, 1997 were $210.00 and $5.00 respectively. When gathering such data, NAPICO requests that the recorded prices per Unit include any mark-ups for Units sold by the firms acting as principals in the secondary market transactions and include any commissions charged by them for facilitating the transactions, unless the firms acted as retail brokers. When considering secondary market prices for the Units, Limited Partners should note that the proposed Sale is for only 22 of the 32 properties owned by the Partnership and that Limited Partners will continue to own their Units after consummation of the Sale. The Partnership will continue to hold interests in 10 properties after the Sale.

         No established market for the Units was ever expected to develop and the secondary market transactions for the Units have been limited and sporadic. It is not known to what extent the transactions in the secondary market are between buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Partnerships, expected value of their assets, and their prospects for the future. Many transactions in the secondary market are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. Secondary market prices generally do not reflect the current market of the Partnership's assets, nor are they indicative of total return, because tax benefits received by original investors are not reflected in such price. Nonetheless, notwithstanding these qualifications, the secondary market prices, to the extent that the reported data are reliable, are indicative of the prices at which the Units trade in the illiquid secondary markets.

         On February 7, 1997, the Limited Partners received an offer from Equity Resource Fund XX to purchase up to 550 of the outstanding Units for a purchase price of $75.00 per Unit. On March 2, 1998, the Limited Partners received an offer from Bond Purchase L.L.C. to purchase up to 570 of the outstanding Units for a purchase price of $610.00 per Unit. On June 26, 1998, Bond Purchase L.L.C. offered to purchase up to 570 of the outstanding Units for a purchase price of $312.00 per Unit.

         The Managing General Partner did not give any specific weight to any one of the foregoing factors but viewed them in the aggregate in supporting its fairness determination. The Managing General Partner recommend that the Sale be approved by the Limited Partners. Limited Partners should note, however, that the Managing General Partner's recommendation is subject to inherent conflicts of interest. See "CONFLICTS OF INTEREST."

         Other Measures of Value. The Managing General Partner has not calculated a going concern value or a liquidation value of the Units. Due to the anticipated reduction in HAP payments at the expiration of HAP Contracts, as described above, and the uncertainties relating to the impact on cash flow of the restructuring of the FHA-insured mortgage loans, the Partnership does not believe there is a sufficient basis to estimate future cash flows and calculate going concern value. Similarly, due to the limited cash flow from the Properties and the potential impact of the anticipated reductions in payments under HAP Contracts, and the absence of future tax benefits from the Properties, the Partnership does not believe that there is a sufficient market for estimating the fair market value of the Properties. The Managing General Partner has not calculated an estimate of the liquidation value of the Units assuming that the Partnership's Properties were sold at their book value. The net book value of the Properties (i.e. book value less mortgage indebtedness) is less than zero, which is common with real estate that has been held for an extended period. The book value of the real estate assets is based upon the original cost of those assets, increased for capital expenditures and reduced for accumulated depreciation, computed in accordance with generally accepted accounting principles. The Managing General Partner did not obtain appraisals of the Properties because, given the nature of the Properties, the uncertainties resulting from the changes in law and policy relating to payments under HAP Contracts, and the relatively small value of each of the Properties, the Managing General Partner did not believe that the benefits to be derived from such appraisals justified the expense to the Partnership. The Managing General Partner did not believe that the price that Limited Partners originally paid for their Units was relevant in determining the Purchase Price for the Real Estate Interests and therefore gave it no weight when determining the fairness of the proposed Sale.

         The Units were offered primarily to provide tax benefits to Limited Partners and only secondarily to provide return of capital or appreciation in value. In addition, due to recent changes in HUD law and policies relating to HAP Contracts, the potential future return from the Properties, and therefore the economic value of the Properties themselves, has been materially reduced. REAL III was originally structured to take advantage of opportunities provided by the Internal Revenue Code and the United States Housing Act. Changes in the tax code and the housing statutes have to a large extent eliminated such opportunities and have adversely affected the economic value of the Properties. In light of the current regulatory environment for tax-driven low-income housing investments, the Managing General Partner does not believe that the original offering price of the Units should be a material factor in calculating the Purchase Price for the Real Estate Interests. Accordingly, the Managing General Partner does not believe that the purchase price originally paid by Limited Partners for their Units is relevant to the determination of the adequacy of the Purchase Price on a sale of the Real Estate Interests.

Post-Sale Operations of the Partnership

         Following consummation of the Sale, the Partnership will retain its limited partnership interests in ten local partnerships. The Managing General Partner of the Partnership does not anticipate that cash flows generated by such local partnerships will be adequate to meet the operating expenses of such local partnerships on an ongoing basis and that the Partnership will be required to utilize its cash reserves (of approximately $4,840,000 at March 31, 1998 after payment of transaction costs and cash distributions) to meet its operating expenses. The pro forma net cash flow for the remaining Properties for the year ended December 31, 1997 and the quarter ended March 31, 1998 resulted in cash flow (deficit) of approximately $111,045 and $98,157, respectively. The Managing General Partner intends to eventually dispose of the Partnership's interests in the remaining projects, then wind up the affairs of the Partnership, although the time frame for such activities has not yet been determined, and such dispositions would require approval of the general partners of the Local Partnerships. There can be no assurance that the Partnership will be able to generate additional cash for distributions to Limited Partners as a result of dispositions of the properties remaining in the portfolio after the Sale.

Historical and Pro Forma Financial Information

         The following is condensed financial information with respect to those properties in which the Partnership will continue to own interests if the Sale is approved. Given the structure of the proposed Sale, the composition of the Partnership after the Sale will depend to some extent upon the number of general partners of the Local Partnerships that elect to transfer their interests in the Local Partnerships to the REIT.

         The pro forma balance sheet of the Partnership has been prepared as if the Sale was consummated on March 31, 1998. The pro forma statements of operations of the Partnership for the three months ended March 31, 1998 and the year ended December 31, 1997 assume that the Sale was consummated on January 1, 1998 and January 1, 1997, respectively. The Sale will be accounted for using the purchase method of accounting.

         The pro forma financial statements are based on available information and on certain assumptions, as set forth in the notes to pro forma financial statements, that NAPICO believes are reasonable under the circumstances.

         These statements do not purport to represent what the Partnership's financial position, results of operations or cash flows would actually have been if the Sale in fact had occurred on such dates or at the beginning of such period or the Partnership's financial position, results of operations or cash flows for any future date or period.

                                                 REAL ESTATE ASSOCIATES LIMITED III
                                                 (a California limited partnership)
                                                Pro Forma Consolidated Balance Sheet
                                                        As of March 31, 1998
                                                             (unaudited)


                                                               Assets

                                                                                Pro Forma           Pro Forma
                                                              Historical       Adjustments         Consolidation
                                                              ----------       -----------         -------------
Investments in Limited Partnerships                          $     1,313,422  $      (683,280)(A)  $       630,142
Cash and Cash Equivalents                                         10,448,785                0           10,448,785
Other Assets                                                         189,561         (154,561)(B)           35,000
                                                                  ----------         --------           ----------
Total Assets                                                     $11,951,768        $(837,841)         $11,113,927
                                                                 ===========        =========          ===========



                                   Liabilities and Partners' Equity (Deficiency)
Liabilities:
Notes and interest payable                                 $     1,962,027  $     1,962,027(C)   $              --
Accounts payable                                                     218,889             --                218,889
                                                                 -----------      ----------              --------
                                                                   2,180,916       (1,962,027)              218,889
Partners' Equity (Deficiency):
General partners                                                   (101,267)            11,242(D)          (90,025)
Limited partners                                                   9,872,119         1,112,944(E)        10,985,063
                                                                   ---------         ---------           ----------
                                                                   9,770,852         1,124,186           10,895,038
                                                                   ---------         ---------           ----------
Total Liabilities and Partners' Equity                           $11,951,768        $(837,841)          $11,113,927
                                                                 ===========        =========           ===========

                                        REAL ESTATE ASSOCIATES LIMITED III
                                        (a California limited partnership)

                                         Notes to Pro Forma Balance Sheet
                                               As of March 31, 1998
                                                    (unaudited)
                                        Pro Forma Balance Sheet Adjustments



              (A)   Investments in Limited Partnerships

                                                                              $       1,313,422
                      Historical Balance                                      ------------------
                      Less:

                                                                                      (683,280)
                         Bowin Place                                          ------------------

                                                                                      (683,280)
                      Pro Forma Adjustment                                    ------------------

                                                                              $         630,142
                      Pro Forma Balance                                       ------------------

               (B)   Other Assets

                    The Partnership advanced $154,561 to the Limited Partnership holding title to the Village Grove property for working capital purposes. The resulting pro forma balance was determined as follows:

                      Historical Balance                                      $         189,561
                                                                              -----------------
                      Less:

                                                                                      (154,561)
                         Village Grove                                        ------------------
                      Pro Forma Adjustment                                            (154,561)
                                                                              -----------------

                                                                              $          35,000
                      Pro Forma Balance                                       ------------------

              (C)   Note and Interest Payable

                                                                              $       1,924,027
                      Historical balance                                      ------------------
                      Less:
                         Bowin Place                                                  (490,782)
                         Gary Manor                                                   (457,205)
                         Highlawn Place                                               (225,000)
                         New Baltimore                                                (238,648)
                         Senior Chateau                                               (337,633)

                                                                                      (212,759)
                         Wilderness Trail                                     ------------------
                      Pro Forma Adjustment                                          (1,962,027)
                                                                              ------------------

                                                                              $               0
                      Pro Forma Balance                                       ==================


                                        REAL ESTATE ASSOCIATES LIMITED III
                                        (a California limited partnership)

                                         Notes to Pro Forma Balance Sheet
                                               As of March 31, 1998
                                                    (unaudited)
                                        Pro Forma Balance Sheet Adjustments



              (D)   General   Partners' Deficiency
                    1%  of  pro  forma  equity adjustments.

              (E)   Limited   Partners'   Equity
                    99%  of  pro   forma   equity adjustments.

                                        REAL ESTATE ASSOCIATES LIMITED III
                                        (a California limited partnership)

                                 Pro Forma Consolidated Statements of Operations
                                                    (unaudited)



                                     Three Months Ended March 31, 1998          Year Ended December 31, 1997
                                               Pro Forma          Pro                   Pro Forma          Pro
                                   Historical Adjustments        Forma     Historical  Adjustments        Forma
                                   ---------- -----------        -----     ----------  -----------        -----
Interest and other income             $124,839      $(323) (A)    $124,516     $477,624   $(32,482)(A)     $445,142
                                      --------      -----         --------     --------   --------         --------

Operating Expenses:
Legal and accounting                    61,429          --          61,429       76,993          --          76,993
Management fees -general partner       113,700    (94,098) (B)      19,602      454,800   (376,392)(B)       78,408
Interest                                37,750    (37,750) (C)           0      151,000   (151,000)(C)            0
Administrative                         171,328          --         171,328      238,598          --         238,598
                                       -------                     -------      -------                     -------

Total Operating Expenses               384,207   (131,848)         252,359      921,391   (527,392)         393,999
                                       -------   --------          -------      -------   --------          -------

Income (Loss) from Operations        (259,368)     131,525        (127,843)    (443,767)     494,910         51,143
Distributions from Limited             40,458      (10,772) (D)     29,686    1,072,912   (1,054,239)(D)     18,673
Partnerships Recognized as Income
Equity in income of Limited            64,000      (28,701) (E)     35,299      255,652     (114,803)(E)    140,849
Partnerships                          --------    ---------       --------    ---------   ---------       ---------
and Amortization of Acquisition
Costs
NET INCOME (LOSS)                   $(154,910)     $92,052       $(62,858)     $884,797  $(674,132)        $210,665
                                    =========      =======       ========      ========  =========         ========


                                        REAL ESTATE ASSOCIATES LIMITED III
                                        (a California limited partnership)

             Notes to Pro Forma Consolidated Statement of Operations
                                   (unaudited)
           Pro Forma Statements of Operations Adjustments (continued)




                                                                                  Three Months
                                                                                     Ended             Year Ended
                                                                                 March 31, 1998      Dec. 31, 1997
                                                                                 ---------------     -----------------
                                                                                -               -----

(A)      Interest Income
         Reflects  estimated  interest  income  for the  period  related to cash distributions that will no longer be received after the sale.
              Historical Balance                                                $        124,839    $        477,624
              Pro Forma Adjustment                                                         (323)            (32,482)
                                                                                ----------------    ----------------
                                                                                         124,516             445,142
              Pro Forma Balance                                                 $---------------    $---------------

(B)      Management Fees
         Reflects  reduction in management fees,  calculated at 0.4% of invested assets, as result of the sale of the properties:
              Historical Balance                                                $        113,700    $        454,800
                                                                                        (94,098)            (376,392)
              Pro Forma Adjustment                                               ---------------     -----------------

                                                                                $         19,602             $78,408
              Pro Forma Balance                                                  ---------------     -----------------

              Pro Forma Adjustment for sale properties is calculated as follows:
                                                                                                         113,702,409
                                                                                                    $-----------------
              Invested Assets Less - sale properties:
                   29 Palms                                                                              (1,828,236)
                   Bowin Place                                                                           (7,404,267)
                   Casa de las Hermanitas                                                                (4,173,614)
                   Charlotte Lake                                                                        (9,362,272)
                   Creekview                                                                             (2,630,813)
                   Foothill Gardens                                                                      (2,716,852)
                   Frazier Park                                                                          (3,646,533)
                   Gary Manor                                                                            (7,830,455)
                   Grandview Homes                                                                       (1,685,604)
                   Highlawn Place                                                                        (4,321,835)
                   Kern Villa                                                                            (3,274,622)
                   New Baltimore Towers                                                                  (3,827,450)
                   Panorama Park                                                                         (3,858,001)


                       REAL ESTATE ASSOCIATES LIMITED III
                       (a California limited partnership)

             Notes to Pro Forma Consolidated Statement of Operations
                                   (unaudited)
           Pro Forma Statements of Operations Adjustments (continued)


                                                                                  Three Months
                                                                                     Ended             Year Ended
                                                                                 March 31, 1998      Dec. 31, 1997
                                                                                 ---------------     -----------------
       Senior Chateau                                                                                   (6,091,240)
       Sheraton Towers                                                                                  (3,921,169)
       South Bay Villa                                                                                  (4,849,245)
       Tujunga Gardens                                                                                  (2,760,689)
       Village Grove                                                                                    (4,714,375)
       Village of Kaufman                                                                               (2,135,348)
       Vista de Jagueyes                                                                                (3,356,294)
       Wilderness Trail                                                                                 (7,183,450)
       Wilkes Towers                                                                                    (2,525,554)
                                                                                                        ----------

       Total for sale properties                                                                       (94,097,918)
                                                                                                       -----------

       Pro Forma Invested Assets                                                                        $19,604,491
                                                                                                        ===========
       Invested Assets related to Sale properties                                                       $94,097,918
       Management fee rate                                                                                      0.4%
                                                                                                        -----------

       Annual adjustment - Year ended Dec. 31, 1997                                                        $376,392
                                                                                                        ===========

       Quarter adjustment - three months ended Mar. 31, 1998                                                $94,098
                                                                                                        ===========

(C)    Interest
       The pro forma adjustments to the historical interest expense related to notes payable, and the resulting pro forma balances were determined as follows:
       Historical Balance                                                               $37,750            $151,000
                                                                                        -------            --------

       Less:
       Bowin Place                                                                      (7,500)            (30,000)
       Gary Manor                                                                       (8,750)            (35,000)
       Highlawn Place                                                                   (5,000)            (20,000)
       New Baltimore                                                                    (4,500)            (18,000)
       Senior Chateau                                                                   (7,500)            (30,000)
       Wilderness Trail                                                                 (4,500)            (18,000)
                                                                                        ------             -------

       Pro Forma Adjustment                                                            (37,750)           (151,000)
                                                                                       -------            --------



                       REAL ESTATE ASSOCIATES LIMITED III
                       (a California limited partnership)

             Notes to Pro Forma Consolidated Statement of Operations
                                   (unaudited)
           Pro Forma Statements of Operations Adjustments (continued)


                                                                                  Three Months
                                                                                     Ended             Year Ended
                                                                                 March 31, 1998      Dec. 31, 1997
                                                                                 ---------------     -----------------
Pro Forma Balance                                                                     $0                  $0

(D)    Distributions from Limited Partnerships
       The pro forma adjustments to the historical balances and the resulting pro forma balances were determined as follows:
       Historical Balance                                                               $40,458          $1,072,912

       Less:
       Casa de las Hermanitas                                                                --            (74,490)
       Creekview                                                                       (10,772)            (12,702)
       Foothill Gardens                                                                      --           (103,188)
       Frazier Park                                                                          --            (57,014)
       Gary Manor                                                                            --            (66,929)
       Grandview Homes                                                                       --            (39,782)
       Highlawn Place                                                                        --           (160,419)
       Panorama Park                                                                         --            (85,335)
       Senior Chateau                                                                        --            (94,082)
       Sheraton Towers                                                                       --            (26,346)
       South Bay Villa                                                                       --           (141,886)
       Tujunga Gardens                                                                       --           (152,885)
       Wilderness Trail                                                                      --            (15,862)
       Wilkes Towers                                                                         --            (23,319)
                                                                                       ----------       -----------
       Pro Forma Adjustment                                                            (10,772)         (1,054,239)
                                                                                       ----------       ------------
       Pro Forma Balance                                                                $29,686             $18,673
                                                                                       ==========       ===========


E)      Equity in Income of Limited Partnership and Amortization of Acquisition
         Costs

        The pro forma adjustments to the historical balance and the resulting pro forma balance were determined as follows:

                                        REAL ESTATE ASSOCIATES LIMITED III
                                        (a California limited partnership)

                              Notes to Pro Forma Consolidated Statement of Operations
                                                    (unaudited)
                            Pro Forma Statements of Operations Adjustments (continued)



                                                                                  Three Months
                                                                                     Ended             Year Ended
                                                                                 March 31, 1998      Dec. 31, 1997
                                                                                 ---------------     -----------------
      Historical Balance                                                               $64,000            $255,652
                                                                                       -------            --------

       Less:
       Bowin Place                                                                     (28,701)           (114,803)
                                                                                       -------            --------

       Pro Forma Adjustment                                                            (28,701)           (114,803)
                                                                                       ---------         ----------
       Total Pro Forma Balance                                                          $35,299            $140,849
                                                                                        =======            ========


IV.       AMENDMENTS TO THE PARTNERSHIP AGREEMENT

          Certain amendments to the Partnership Agreement are necessary in connection with the consummation of the Sale.

          The Partnership Agreement currently prohibits a sale of any of the Properties or the Real Estate Interests to the Managing General Partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the Partnership Agreement that eliminates such prohibition.

          The Partnership Agreement also requires that any agreement entered into between the Partnership and the General Partners or any affiliate of the General Partners shall provide that it may be canceled at any time by the Partnership without penalty upon 60 days' prior written notice (the "Termination Provision"). It is the position of the Managing General Partner that the Termination Provision does not apply to the Sale; nevertheless, the Managing General Partner is seeking the approval of the Limited Partners to an amendment to the Partnership Agreement that eliminates the Termination Provision in connection with the Sale and any future disposition of the Properties.

          The Partnership Agreement also prohibits the Partnership from selling any Property or any interest in a Property if the cash proceeds from such sale would be less than the state and federal taxes applicable to such sale, calculated using the maximum tax rates then in effect (the "Tax Requirement"). The Managing General Partner is seeking the approval of the Limited Partners to an amendment to the Partnership Agreement that eliminates the Tax Requirement so as to allow the Partnership to sell the Properties although such Tax Requirement is not met.

          By approving such Amendment, the Limited Partners are relinquishing a potential benefit conferred by the terms of the Partnership Agreement. However, the Managing General Partner believes that as a result of (i) recent legislation relating to government-assisted housing, which is expected to reduce the cash flow from the Properties and create possible adverse tax consequences to owners of the Properties, and (ii) the substantial negative capital accounts which most Limited Partners have which will result in recognition of significant gain on a sale of the Real Estate Interests or the Properties, the Tax Requirement would prevent sales of Properties or Real Estate Interests which are in the best interests of the Limited Partners.

          The consent of Limited Partners holding a majority of outstanding Units is required in order to amend the Partnership Agreement. Limited Partners must approve the proposed Sale and each of the three proposed Amendments in order to allow consummation of the Sale.

V.        CONFLICTS OF INTEREST

General

          Due to the key role of affiliates of the Managing General Partner in the organization of the REIT, and the relationships among the Managing General Partner, the Casden Partnerships, Casden and Casden's directors and officers, the Managing General Partner has certain conflicts of interest in recommending the Sale to the Limited Partners. Some important conflicts are:

          1. The terms of the Sale were established by the REIT and the Managing General Partner, which are related parties. Accordingly, the terms and conditions of the proposed Sale were not determined through arm'slength negotiations. There can be no assurance that arm's-length negotiations would not have resulted in terms more favorable to the Limited Partners.

          2. Although the Managing General Partner is accountable to the Partnership and the Limited Partners as fiduciaries and is obligated to exercise good faith and fair dealing toward other members of the Partnership, and although Stanger provided an independent opinion with respect to the fairness of the Aggregate Property Valuation utilized in connection with determining the Purchase Price, no independent financial or legal advisors were engaged to determine the Purchase Price or to represent the interests of the Limited Partners. There can be no assurance that the involvement of financial or legal advisors, or other third parties, on behalf of the Limited Partners would not have resulted in a higher Purchase Price or terms more favorable to the Limited Partners.

          3. If the REIT Transaction is consummated, affiliates of the Managing General Partner will receive substantial interests in the REIT in exchange for the contribution of real property assets and the property management operations of Casden, including direct or indirect interests in the Managing General
Partner. The Managing General Partner anticipates that it will receive significant economic benefits as a result of receiving interests in the REIT. Such interests in the REIT are likely to enjoy greater liquidity than the Managing General Partner's current interests in the Partnership if the REIT successfully completes an initial public offering following its initial formation as a private REIT. Unlike Casden and its affiliates, the Limited Partners will not have the right to participate in the REIT. It is anticipated that approximately 45% of the equity securities of the REIT will be held by Casden and its affiliates following the Private Placement, based on the terms of the Private Placement as currently contemplated. The implied value of the REIT's securities (based on the pricing of the REIT's securities in the Private Placement and in contemplated subsequent public offerings, if consummated) that will be attributed to the other assets being contributed to the REIT may exceed the Purchase Price paid by the REIT for such interest in the Properties because of (i) the combination of real estate assets and businesses and the resultant opportunities for enhanced access to equity capital and financing alternatives that are likely to be available to the REIT; (ii) the expected liquidity of the REIT's capital stock; (iii) the current favorable public market valuation of real estate investment trusts; (iv) the inclusion of certain real estate business and management companies owned by affiliates of Casden in the REIT; and
(v) the greater asset diversification of the REIT, and other factors. Such realization of excess value is dependent on economic, interest rate and real estate market trends, as well as market conditions at the time of the formation of the REIT and the Private Placement (and subsequent public offering) of its securities and, if realized, will likely provide affiliates of the General Partners with significant economic benefits.

          4. It is anticipated that the return from the interests in the REIT to be received by the Managing General Partner and its affiliates in connection with the REIT Transaction will exceed the return such persons currently receive from the real estate assets and business such persons will contribute or sell to the REIT. The implied value of the REIT's securities (based on the pricing of the REIT's securities in the Private Placement and in contemplated subsequent public offerings, if consummated) that will be attributed to the other assets being contributed to the REIT may exceed the Purchase Price paid by the REIT for such interest in the Properties because of (i) the combination of real estate assets and businesses and the resultant opportunities for enhanced access to equity capital and financing alternatives that are likely to be available to the REIT; (ii) the expected liquidity of the REIT's capital stock; (iii) the current favorable public market valuation of real estate investment trusts; (iv) the inclusion of certain real estate business and management companies owned by affiliates of Casden in the REIT; and (v) the greater asset diversification of the REIT, and other factors. Such realization of excess value is dependent on economic, interest rate and real estate market trends, as well as market conditions at the time of the formation of the REIT and the Private Placement (and subsequent public offering) of its securities and, if realized, will likely provide affiliates of the Managing General Partner with significant economic benefits.

          5. Substantially all of the officers and employees of Casden and its affiliates will be employed as officers and employees of the REIT or its subsidiaries. For their services as officers, directors or employees of the REIT or its subsidiaries, such persons will be paid a salary and may be eligible to participate in the REIT's bonus plan, option plan and other employee benefit plans. In addition, through the REIT Transaction, the REIT will ensure continuity of the business established by the Managing General Partner and its affiliates. The Properties, if acquired by the REIT will continue to be managed by the REIT's officers and employees for as long as the REIT continues to own the Properties. In addition, unlike the Partnership, the REIT will have the ability to reinvest proceeds from any future sale of the Properties. The REIT will therefore afford ongoing employment opportunities for those persons currently employed to assist with the administration and day-to-day operations of the Properties and the REIT.

          6. Affiliates of the Managing General Partner have entered into option agreements with respect to nineteen of the Local Partnerships held by the general partners of the Local Partnerships. The value attributed to the management fees payable to the general partners of the two Local Partnerships affiliated with the Managing General Partner were deducted from the Aggregate Property Valuation when determining the Purchase Price payable to the Limited Partners. The right to receive such management fees will be transferred to the REIT in connection with the Sale, and affiliates of the Managing General Partner will have a substantial interest in the REIT.

Fiduciary Responsibility

          The Managing General Partner is accountable to the Partnership and the Limited Partners as a fiduciary and consequently is obligated to exercise good faith and fair dealing toward other members of the Partnership. The Partnership Agreement provides that the Managing General Partner and its officers, directors, employees, agents, affiliates, subsidiaries and assigns are entitled to be indemnified for any claim, loss, expense, liability, action or damage resulting from any act or omission performed or omitted by it pursuant to the Partnership Agreement, but the Managing General Partner is not entitled to be indemnified or held harmless for any act or omission constituting fraud, negligence, breach of fiduciary duty or willful misconduct. In addition, pursuant to the Partnership Agreement, the Managing General Partner has no liability or obligation to the other partners or the Partnership for any decision made or action taken in connection with the discharge of its duties under the Partnership Agreement, if such decision or action was made or taken in good faith.

          If a claim is made against the Managing General Partner in connection with its actions on behalf of the Partnership with respect to the Sale, the Managing General Partner expects that it will seek to be indemnified by the Partnership with respect to such claim. Any expenses (including legal fees) incurred by the Managing General Partner in defending such claim shall be advanced by the Partnership prior to the final disposition of such claim, subject to the receipt by the Partnership of an undertaking by the Managing
General Partner to repay any amounts advanced if it is determined that the Managing General Partner's actions constituted fraud, bad faith, gross negligence, or failure to comply with any representation, condition or agreement contained in the Partnership Agreement. As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the Managing General Partner relating to the Managing General Partner's involvement in the sale of the Partnership's interest in the Properties to the REIT could be more limited than the remedy which would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.

VI.       SELECTED FINANCIAL INFORMATION

          The following table sets forth selected historical financial and operating data of the Partnership for the fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993 and for the three months ended March 31, 1998 and 1997.

          The following information should be read in conjunction with the Partnership's Annual Report on Form 10-K and the Partnership's Quarterly Report on Form 10-Q, which are attached hereto as Annexes B and C, respectively.

          The selected historical financial and operating data of the Partnership for the three-month period ended March 31, 1998 and March 31, 1997 are derived from unaudited consolidated financial statements of the Partnership which, in the opinion of the Managing General Partner, include all adjustments (consisting only of normal recurring items unless otherwise disclosed) necessary for a fair presentation of the Partnership's financial position and results of operations. The results set forth for the three-month period ended March 31, 1998 and March 31, 1997 are not necessarily indicative of results to be expected for a full year.


                                                                                               Three months ended
                                               Year Ended December 31,                             March 31,
                                               -----------------------                             ---------

                                  1997        1996        1995        1994       1993           1998       1997
                                  ----        ----        ----        ----       ----           ----       ----

Operating Expenses                $921,391    $820,938    $834,610   $758,781   $729,818       $384,207    $202,344
                                  ========    ========    ========   ========   ========       ========    ========

Loss From Operations             (443,767)   (518,472)   (567,421)  (577,031)  (586,269)      (259,368)    (92,400)
Distributions From Limited       1,072,912     858,869     765,514    683,491    987,697         40,458      81,041
Partnerships Recognized as
Income
Equity in Income of Limited        255,652     383,682     887,919    539,729    708,865         64,000      64,000
Partnerships and                  ========    ========    ========   ========   ========       ========    ========
Amortization of Acquisition
Costs
Net Income (Loss)                 $884,797 $   724,079  $ 1,086,012 $ 646,189  $1,110,293     $(154,910)    $52,641
                                  ======== ===========  =========== =========  ==========     =========     =======
Net Income (Loss) Allocated       $875,949    $716,838  $1,075,152   $639,727 $1,099,190     $(153,361)     $52,115
to Limited Partners               ========    ========    ========   ========   ========       ========    ========
Net Income (Loss) per                  $77         $63         $95        $56        $96          $(14)          $5
Limited Partnership Interest      ========    ========    ========   ========   ========       ========    ========

Total Assets                   $11,960,231 $10,933,018 $10,185,039 $9,095,839 $8,489,578     $11,951,768$11,022,256
                               =========== =========== =========== ========== ==========     ======================

Investments in Limited          $1,249,421  $1,063,487    $930,576   $690,570   $679,271     $1,313,422  $1,127,487
Partnerships                    ==========   =========    ========   ========   ========       ========    ========
Partners' Equity                $9,925,762  $9,040,965  $8,316,886 $7,230,874 $6,584,685     $9,770,852  $9,093,606
                                ==========  ==========  ========== ========== ==========     ==========  ==========
Limited Partners' Equity       $10,025,480  $9,149,531  $8,432,693 $7,357,541 $6,717,814     $9,872,119  $9,201,646
                               ===========  ==========  ========== ========== ==========     ==========  ==========
Limited Partners' Equity per          $872        $796        $733       $640       $584           $858        $800
Limited Partnership Interest   ===========  ==========  ========== ========== ==========     ==========  ==========

VII.     FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material tax consequences relating to the proposed Sale and the distribution of approximately $1,201 per Unit.
However, each Limited Partner is urged to consult his, her or its own tax advisor for a more detailed explanation of the specific tax consequences to such Limited Partner from the Sale.

         Upon consummation of the Sale, and subject to the passive activity rules described below, each Limited Partner will recognize his, her or its share of the taxable gain of the Partnership to the extent that the sum of (i) the cash, plus (ii) the fair market value of any property received by the Partnership on the Sale plus (iii) the outstanding principal amount of the Partnership's nonrecourse indebtedness, exceeds the Partnership's adjusted basis for the Properties. Gain realized by the Partnership on the Sale will generally be a Section 1231 gain (i.e., long-term capital gain, except for the portion thereof which is taxable as ordinary income due to depreciation recapture). A Partner's share of gains and losses from Section 1231 transactions from all sources would be netted and would be taxed as capital gains or constitute ordinary losses, as the case may be. A net Section 1231 gain for a taxable year will be treated as capital gain only to the extent such gain exceeds the net
Section 1231 losses for the five most recent prior taxable years not previously recaptured. Any gain attributable to a Limited Partner's share of depreciation recapture will be taxed at ordinary income rates.

         The taxable income realized by each Limited Partner by reason of the Sale should be characterized as income from a "passive activity" and may be offset by a Limited Partner's available "passive activity losses" (including suspended losses from other passive activities). Under the Tax Reform Act of 1986 (the "1986 Act") losses from passive activities may only be offset against income from passive activities or may be deducted in full when the taxpayer disposes of the passive activity from which the loss arose. However, pursuant to a transitional rule contained in the 1986 Act, a certain percentage of losses from a passive activity which was held by the taxpayer on the date of the enactment of the 1986 Act (i.e., October 22, 1986) and at all times thereafter was permitted to offset any type of income during the years 1987 through 1990.

         It is estimated that as a consequence of the Sale, each Limited Partner will have taxable income equal to approximately $8,649 per Unit, all of which will constitute long-term capital gain. The income tax consequences of the Sale to any Limited Partner depends in large part upon the amount of losses that were allocated to such Limited Partner by the Partnership and the amount of such losses which were applied by such Limited Partner to offset his or her taxable income. If a Limited Partner has not utilized any of the passive activity losses allocated to such Limited Partner in excess of those amounts permitted under the transitional rule relief described above, the Limited Partner will have a net federal and state tax liability of approximately $1,140. Because passive losses are only deductible against passive income after 1986 (subject to the transitional rules discussed above), the Managing General Partner does not have any basis for determining the amount of such passive losses which have previously been utilized by Limited Partners. The net tax liability was calculated assuming a federal capital gains rate of 25% (the current capital gains rate for the portion of net Section 1231 gain attributable to unrecaptured depreciation not otherwise taxed as ordinary income) and assuming an effective state tax rate of 5%, and that Limited Partners have suspended passive activity losses of $3,262 per Unit from the Partnership (which is the amount of passive losses that a Limited Partner would have it had it not utilized any of its passive losses (except to the extent permitted under the transitional rule)). The net tax liability was calculated by deducting from the tax payable on the gain from the sale (calculated at a federal tax rate of 25% since all of the income is attributable to depreciation not recaptured as ordinary income and is taxed at capital gains rates) the tax benefit resulting from the ability to deduct the suspended passive losses against ordinary income (which is permitted following disposition of the passive activity) assuming that the Limited Partner has sufficient ordinary income which would otherwise have been taxed at the 39.6% marginal tax rate for federal income tax purposes to fully utilize such losses at such rate, and assuming an effective state income tax rate of 5%. Based on the foregoing, the cash distribution of $1,201 per Unit would exceed a Limited Partner's net tax liability of $1,140 by $61. In addition to assuming federal income tax rates, the calculation of income tax liability of a Limited Partner assumes that such Limited Partner has no net Section 1231 losses for the five most recent prior taxable years. If this latter assumption is not applicable to a Limited Partner, the income tax liability of such Limited Partner could increase because certain income would be taxed at ordinary, instead of capital gains tax rates. Limited Partners are advised to consult with their own tax advisors for specific application of the tax rules where the above-described assumption is not applicable. The foregoing does not take into consideration the effect of any local tax liabilities that may be applicable to the Sale. It should be noted that, while the distribution of the cash held by the Partnership will currently provide cash to pay a portion of the tax liability and will not be currently taxable, the distribution of cash will increase the amount by which Limited Partners' capital accounts are negative and will increase the taxable gain Limited Partners will realize in the future on disposition of the Partnership's remaining assets or a Limited Partner's interest in the Partnership and the tax payable by a Limited Partner at such time.

         The Managing General Partner believes that there were reasonable bases for the foregoing assumptions. In light of the suitability standards that Limited Partners met at the time of their original investment in the Partnership and the types of investors who would have invested in an investment primarily intended to provide tax benefits, the Managing General Partner assumed for purposes of calculating the tax liabilities resulting from the proposed Sale that each Limited Partner will have taxable income in excess of $155,950 (which is the income level at which married taxpayers filing joint returns effectively become subject to a 39.6% marginal rate) in 1998. While the financial circumstances of the Limited Partners may vary considerably, the Managing General Partner believes it is reasonable to assume that the majority of the current Limited Partners will be in the highest federal tax bracket in 1998. The Managing General Partner believes that while state tax rates vary from state-to-state, the effective average state tax rate for individuals who itemize deductions is approximately 5%. The Managing General Partner calculated the tax benefit from the suspended passive losses at 44.6% (39.6% federal rate plus a 5% effective state rate).

         To the extent that a Limited Partner was able to utilize more passive activity losses than were available under the transitional rules (e.g., because such Limited Partner had passive income from other sources) to offset his, her or its taxable income, the estimated federal income tax liability of such Limited Partner would substantially increase. Thus, for example, if a Limited Partner had no suspended passive activity losses to carry forward, it is estimated that such Limited Partner would have a federal and state income tax liability equal to approximately $2,595 per Unit, or $1,394 in excess of the distribution of $1,201 per Unit. In addition, to the extent that a Limited Partner does not have sufficient ordinary income taxed at a 39.6% marginal rate to fully utilize the suspended passive losses against such income, the Limited Partner's net tax benefits from the Sale would be reduced and the Limited Partner may incur net tax costs in excess of the cash distributions which will be received.

         BECAUSE IT IS IMPOSSIBLE TO KNOW THE AMOUNT OF LOSSES ANY LIMITED PARTNER HAS APPLIED TO OFFSET HIS, HER OR ITS TAXABLE INCOME, THE MANAGING GENERAL PARTNER CANNOT ESTIMATE THE INCOME TAX LIABILITY OF EACH LIMITED PARTNER ARISING FROM THE SALE, THEREFORE, EACH LIMITED PARTNER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR CONCERNING THE INCOME TAX CONSEQUENCES OF CONSENTING TO THE SALE WITH RESPECT TO SUCH LIMITED PARTNER'S OWN TAX SITUATION.

VIII.    LEGAL PROCEEDINGS

         On  June  25,  1997,  the  Securities  and  Exchange   Commission  (the
"Commission") entered into a consent decree with NAPICO, three members of NAPICO's senior management and three affiliated entities (collectively, the "NAPICO Affiliates") in connection with their alleged roles in two separate series of securities laws violations. In connection therewith, certain NAPICO Affiliates agreed to cease and desist from committing or causing securities law violations. In addition, National Partnership Equities, Inc. ("NPEI"), a brokerage firm affiliated with NAPICO, agreed to undergo a review of certain of its policies and procedures and pay a $100,000 penalty. The NAPICO Affiliates consented to the above sanctions and relief without admitting or denying the Commission's findings.

         The two series of securities law violations relate to the NAPICO Affiliates' (i) satisfying the minimum offering threshold of a "part or none" private placement by utilizing a subscription from a non-bona fide investor and failing to disclose such violation in subsequent offering materials for such private placement and (ii) failing to disclose in the periodic reports for another of its programs the fact that such program's cash was used to pay the expenses of properties not owned by such program that were managed by an affiliate and failing to maintain adequate internal controls to detect such violations.

IX.      LIMITED PARTNERS CONSENT PROCEDURE

Distribution of Solicitation Materials

         This Consent Solicitation Statement and the related Consent are first being mailed to Limited Partners on or about August 6, 1998. Only Limited Partners of record on July 24, 1998 (the "Record Date") will be given notice of, and allowed to give their consent regarding, the matters addressed in this Consent Solicitation Statement.

         This Consent Solicitation Statement, together with the Consent and the letter from the Managing General Partner, constitute the Solicitation Materials to be distributed to the Limited Partners to obtain their votes for or against the Sale. The Solicitation Period is the time frame during which Limited Partners may vote for or against the Sale. The Solicitation Period will commence upon the date of delivery of this Consent Solicitation Statement and will continue until the earlier of (i) September 10, 1998 or such later date as may be determined by the Managing General Partner and (ii) the date upon which the Managing General Partner determines that a Majority Vote has been obtained. At its discretion, the Managing General Partner may elect to extend the Solicitation Period. Under no circumstances will the Solicitation Period be extended beyond November 30, 1998. Any Consents delivered to the Partnership prior to the termination of the Solicitation Period will be effective provided that such Consents have been properly completed, signed and delivered.

         As permitted by the Partnership Agreement, the Partnership has not scheduled a special meeting of the Limited Partners to discuss the Solicitation Materials or the terms of the Sale.

Voting Procedures and Consents

         Limited Partners of record as of the Record Date will receive notice of, and be entitled to vote, with respect to the Sale. Consent to the Sale will also include consent to Amendments to the Partnership Agreement that (i) eliminate a restriction against sales of Partnership assets to affiliates of the Managing General Partner; (ii) eliminate the Termination Provision in connection with the Sale and (iii) modify the Tax Requirement to allow the Partnership to assume, for purposes of calculating taxes, that all of the passive losses from the Partnership are available to Limited Partners.

         The Consent included in the Solicitation Materials constitutes the ballot to be used by Limited Partners in casting their votes for or against the Sale. By marking this ballot, the Limited Partner may either vote "for," "against" or "abstain" as to the Partnership's participation in the Sale. Once a Limited Partner has voted, he may not revoke his vote unless he submits a second Consent, properly signed and completed, together with a letter indicating that this prior Consent has been revoked, and such second Consent is received by Gemisys Corporation (the "Tabulator") prior to expiration of the Solicitation Period. See "Withdrawal and Change of Election Rights" below.

         The Sale will not be completed unless it is approved by a Majority Vote. See "THE SALE-- Conditions" for a discussion of the other conditions precedent to the Sale. BECAUSE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING UNITS OF LIMITED PARTNERSHIP INTEREST, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE SALE.

         Any Limited Partner who returns his Consent signed but does not specify "for," "against" or "abstain" will be deemed to have voted "for" the Sale.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Consent will be determined by the Tabulator, whose determination will be final and binding. The Tabulator reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the Managing General Partner's counsel, would be unlawful. The Tabulator also reserves the right to waive any irregularities or conditions of the Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the Tabulator shall determine. The Partnership, the Managing General Partner and the Tabulator shall be under no duty to give notification of defects in such Consents or shall incur liabilities for failure to give such notification. The delivery of the Consents will not be deemed to have been made until such irregularities have been cured or waived.

Completion Instructions

         Each Limited Partner is requested to complete and execute the Consent in accordance with the instructions contained therein. For his Consent to be effective, each Limited Partner must deliver his Consent to the Tabulator at any time prior to the termination of the Solicitation Period to the Partnership at the following address:

                           Gemisys Corporation
                           7103 South Revere Parkway
                           Englewood, Colorado  80112

         A pre-addressed stamped envelope for return of the Consent has been included with the Solicitation Materials. Limited Partners may also telecopy an executed copy of this Consent to the Tabulator at 303-705-6171. The Consents will be effective only upon actual receipt by the Partnership. The method of delivery of the Consent to the Partnership is at the election and risk of the Limited Partner, but if such delivery is by mail it is suggested that the mailing be made sufficiently in advance of September 10, 1998 to permit delivery to the Partnership on or before such date.

Withdrawal and Change of Election Rights

         Consents may be withdrawn at any time prior to the expiration of the Solicitation Period. In addition, subsequent to submission of his Consent but prior to expiration of the Solicitation Period, a Limited Partner may change his vote in favor of or against the Sale. For a withdrawal or change in vote to be effective, a written or facsimile transmission notice of withdrawal or change in vote must be timely received by the Tabulator at its address set forth under "Completion Instructions" above and must specify the name of the person having executed the Consent to be withdrawn or vote changed and the name of the registered holder if different from that of the person who executed the Consent.

No Dissenters' Rights of Appraisal

         Under the Partnership Agreement and California law, Limited Partners do not have dissenters' rights of appraisal. If the Sale is approved by a Majority Vote, and the other conditions to consummation of the Sale are satisfied, all Limited Partners, both those voting in favor of the Sale and those not voting in favor, will be entitled to receive the resulting cash distributions.

Solicitation of Consents

         The Managing General Partner and its officers, directors and employees may assist in the solicitation of consents and in providing information to Limited Partners in connection with any questions they may have with respect to this Consent Solicitation Statement and the voting procedures. Such persons and entities will be reimbursed by the Partnership for out of pocket expenses in connection with such services. The Partnership may also engage third parties to assist with the solicitation of Consents and pay fees and reimburse the expenses of such persons.

         YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN, AND DATE THE ENCLOSED CONSENT AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE PROMPTLY.

         If you have any questions about the consent procedure or require assistance, please contact: MacKenzie Partners, the Partnership's consent solicitation agent, toll free at 800-322-2885 or collect at 212- 929-5500.

X.       IMPORTANT NOTE

         It is important that Consents be returned promptly. Limited Partners are urged to complete, sign and date the accompanying form of Consent and mail it in the enclosed envelope, which requires no postage if mailed in the United States, so that their vote may be recorded.

August 5, 1998

                       REAL ESTATE ASSOCIATES LIMITED III
                             9090 Wilshire Boulevard
                         Beverly Hills, California 90211

            THIS CONSENT IS SOLICITED BY THE MANAGING GENERAL PARTNER
                      OF REAL ESTATE ASSOCIATES LIMITED III

                           CONSENT OF LIMITED PARTNER


         The undersigned hereby gives written notice to REAL III (the "Partnership") that, with respect to the transaction by which the Partnership proposes to sell certain of its real estate assets to a real estate investment trust sponsored by affiliates of certain general partners of the Partnership or to a subsidiary partnership of the REIT, the undersigned votes all of his, her or its units of limited partnership interest as indicated below:

         On the proposal to sell all of the interests of the Partnership in the real estate assets of twenty-two of the thirty-two limited partnerships in which the Partnership holds a limited partnership interest to a real estate investment trust or its affiliate to be organized by Casden Properties and to authorize the Managing General Partner to take any and all actions that may be required in connection therewith, including the execution on behalf of the Partnership of such amendments, instruments and documents as shall be necessary to reflect the transfer of the general and limited partnership interests and to authorize the Managing General Partner to sell any remaining real estate interests not transferred to such real estate investment trust or its affiliates pursuant to the proposal without further consent of the Limited Partners.

                  FOR                       AGAINST                  ABSTAIN
                  |_|                          |_|                       |_|

         On the proposal to approve an amendment to the Partnership Agreement that eliminates a provision prohibiting the Partnership from selling any Property to a General Partner or its affiliate.

                  FOR                       AGAINST                ABSTAIN
                  |_|                          |_|                     |_|

         On the proposal to approve an amendment to the Partnership Agreement that eliminates a provision allowing the Partnership to cancel, upon 60 days' prior written notice, any agreement entered into between the Partnership and a General Partner or an affiliate of a General Partner.

                  FOR                       AGAINST                   ABSTAIN
                  |_|                          |_|                      |_|

         On the proposal to approve an amendment to the Partnership Agreement that eliminates certain tax provisions that were required to be met as a condition to a disposition of the Partnership's real property assets.

                  FOR                       AGAINST                    ABSTAIN
                  |_|                          |_|                    |_|

         The undersigned acknowledges receipt from the Managing General Partner of the Consent Solicitation Statement dated August 5, 1998.


Dated:  _____________, 1998                 ---------------------------------

                                            Signature

                                            ---------------------------------

                                            Print Name

                                            ---------------------------------

                                            Signature (if held jointly)

                                            ---------------------------------

                                            Print Name

                                            ---------------------------------

                                            Title

                                            Please sign  exactly as name appears
                                            hereon. When units are held by joint
                                            tenants,   both  should  sign.  When
                                            signing as an attorney, as executor,
                                            administrator,  trustee or guardian,
                                            please give full title of such. If a
                                            corporation,  please  sign  name  by
                                            President   or   other    authorized
                                            officer.  If a  partnership,  please
                                            sign   in   partnership    name   by
                                            authorized person.

      PLEASE RETURN THIS FORM BY 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 10, 1998.

      PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT BY FACSIMILE TO         OR
BY USING THE ENCLOSED PREPAID ENVELOPE TO THE ADDRESS FIRST WRITTEN ABOVE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL 800-322-2885.

         A LIMITED PARTNER SUBMITTING A SIGNED BUT UNMARKED CONSENT WILL BE DEEMED TO HAVE VOTED FOR THE PARTNERSHIP'S PARTICIPATION IN THE SALE.

          Annex A - Fairness Opinion of Robert Stanger & Company, Inc.



Robert A. Stanger & Co., Inc.                                  1129 Broad Street
                                                          Shrewsbury, New Jersey
                                                                  (732) 389-3600
                                                            FAX:  (732) 389-1751
                                                                  (732) 544-0779

Real Estate Associates Limited III
9090 Wilshire Boulevard
Beverly Hills, California  90211


Gentlemen:


         You have advised us that Real Estate Associates Limited III (the "Partnership"), National Partnership Investments Corp., and National Partnership Investments Associates, the general partners (the "General Partners") of the Partnership, and Casden Properties and certain of its affiliates (the
"Company"), an affiliate of the General Partners, are contemplating a transaction in which interests (the "Real Estate Interests") in certain real estate assets listed in Exhibit 1 (the "Properties"), which are owned by the Partnership through investments in certain local limited partnerships (the "Local Partnerships"), will be sold to a newly formed real estate investment trust or its designated affiliate to be organized by the Company (the "REIT"), subject to, among other matters, the requisite approval of the limited partners (the "Limited Partners") of the Partnership (the "Sale").

         You have further advised us that in connection with the proposed Sale, the value ascribed to the twenty-two Properties to be sold (the "Aggregate Property Valuation") will be $85,545,163. In addition, we have been advised that the Aggregate Property Valuation will be utilized and adjusted by the General Partners to reflect, among other things, various other assets and liabilities of the Partnership and the Local Partnerships, the allocation of the Aggregate Property Valuation among the Local Partnerships, amounts attributable to general partner and management interests in the Local Partnerships or the General Partners' estimate of the costs associated with the buyout thereof, and transaction expenses to determine a net purchase price of the Real Estate Interests to be acquired (the "Purchase Price").

         In addition, you have advised us that certain of the Properties are subject to restrictions on the amount of cash flow which can be distributed to investors (the "Dividend Limitation") which limit annual dividend payments, and that the Local Partnerships do not have any accrued but unpaid distribution balances ("Accrued Distributions") or other contractual or regulatory provisions which would allow the Local Partnerships, and therefore the Partnership, to make distributions in excess of the Dividend Limitation in future years.

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide to the Partnership an opinion as to whether the Aggregate Property Valuation, which is to be utilized in connection with determining the Purchase Price to be paid for the Real Estate Interests in the Sale, is fair to the Limited Partners from a financial point of view.

Robert A. Stanger & Co., Inc.




         In the course of our analysis for rendering this opinion, we have, among other things:



                   o Reviewed a draft of the consent solicitation statement (the "Consent") relating to the Sale in a form the Partnership's management has represented to be substantially the same as will be distributed to the Limited Partners;

                   o Reviewed the Partnership's annual reports on form 10-K filed with the Securities and Exchange Commission for the years ended December 31, 1995, 1996, and 1997, and the quarterly report on form 10-Q for the period ending March 31, 1998, which the Partnership's management has indicated to be the most current financial statements;

                   o      Reviewed   descriptive   information   concerning  the
                          Properties, including location, number of units and unit mix, age, and amenities;

                   o Reviewed summary historical operating statements for the Properties, as available, for the years ended December 31, 1995, 1996, and 1997;

                   o      Reviewed  1998  operating  budgets for the  Properties
                          prepared   by   the   Partnership's   or   the   Local
                          Partnerships' management;

                   o Discussed with management of the Partnership and the Managing General Partner the market conditions for apartment properties; conditions in the market for sales/acquisitions of properties similar to those owned by the Local Partnerships; historical, current and projected operations and performance of the Properties; the physical condition of the Properties including any deferred maintenance; and other factors influencing the value of the Properties;

                   o      Performed site visits of the Properties;

                   o Reviewed data concerning, and discussed with property management personnel, local real estate rental market conditions in the market of each Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Properties;

                   o Reviewed information provided by management relating to debt encumbering the Properties and Housing Assistance Program contract provisions pertaining to the Properties;

                   o Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information, management reports and data, and all other reports and information that were provided, made available or otherwise communicated to us by the Partnership, the Company, the General Partners and their affiliates, the Local Partnerships or management of the Properties. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership, the Company, the General Partners and their affiliates, the Local Partnerships and management of the Properties concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, and the terms and conditions of any debt or regulatory agreements encumbering the Properties. We have also relied upon the assurance of the Partnership, the Company, and the General Partners and their affiliates, and management of the Properties that any financial statements, budgets, forecasts, capital expenditure and replacement reserve estimates, debt and regulatory agreement summaries, value estimates and other information contained in the Consent or otherwise provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Properties or other information reviewed between the date such information was provided and date of this letter; that the Partnership, the Company, the General Partners and their affiliates, the Local Partnerships and the management of the Properties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect; that the highest and best use of each of the Properties is as improved; and that all calculations and projections were made in accordance with the terms of the Partnership and Local Partnerships Agreements and the existing and anticipated regulatory agreements.




         We have not been requested to, and therefore did not: (i) select the method of determining the Aggregate Property Valuation or the Purchase Price to be paid for the Real Estate Interests in the Sale; (ii) make any recommendation to the Partnership or its partners with respect to whether to approve or reject the proposed Sale; or (iii) express any opinion as to (a) the tax consequences of the proposed Sale to the Limited Partners, (b) the terms of the Partnership Agreement, the fairness of the proposed amendments to the Partnership Agreement, or the terms of any agreements or contracts between the Partnership, the Company, any affiliates of the General Partners, and the Local Partnerships, (c) the General Partners' business decision to effect the proposed Sale, (d) any adjustments made to the Aggregate Property Valuation to determine the Purchase Price to be paid for the Real Estate Interests and the net amounts distributable to the partners, including but not limited to, balance sheet adjustments to reflect the General Partners' estimate of the value of current and projected net working capital balances and cash and reserve accounts of the Partnership and the Local Partnerships (including debt service and mortgage escrow amounts, operating and replacement reserves, and surplus cash reserve amounts and additions) and the income therefrom, the General Partners' determination that no value should be ascribed to any reserves of the Local Partnerships or the cash flow from the Properties in excess of certain limitations on dividends to the Partnership, the General Partners' determination of the value of any notes due to affiliates of the General Partners or management of the Local Partnerships, the allocation of the Aggregate Property Valuation among the Local Partnerships, the amount of Aggregate Property Valuation ascribed to certain general partner and/or management interests in the Local Partnerships, and other expenses and fees associated with the Sale, (e) the fairness of the buyout cost of certain general partner and/or management interests in the Local Partnerships or the allocation of such buyout costs among the Local Partnerships, or the amount of any contingency reserves associated with such buyouts, (f) the General Partners' decision to deduct the face value of certain notes payable to affiliates and/or management of the Local Partnerships in determining the Purchase Price to be paid for the Real Estate Interests where the actual cost of purchasing the notes may be less than the face value of the notes, (g) the Purchase Price to be paid for the Real Estate Interests, or (h) alternatives to the proposed Sale, including but not limited to continuing to operate the Partnership as a going concern. We are not expressing any opinion as to the fairness of any terms of the proposed Sale other than the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be paid for the Real Estate Interests.

         Our opinion addresses only the aggregate value of the Properties and is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the proposed Sale in the context of information available as of the date of our analysis. Events occurring after that date could affect the Properties and the assumptions used in preparing the opinion.

         Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Aggregate Property Valuation utilized in connection with determining the Purchase Price to be paid for the Real Estate Interests in the Sale is fair to the Limited Partners from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Partnership and the General Partners that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

                                             Yours truly,


                                             /s/ Robert A. Stanger & Co., Inc.

                                             Robert A. Stanger & Co., Inc.
                                             Shrewsbury, New Jersey
                                             August 4, 1998

                                    Exhibit 1

                       Real Estate Associates Limited III
                              Listing of Properties

                 Property                                 Location
                 --------                                 --------

                 Twenty-nine Palms                        Twenty-nine Palms, CA
                 Bowin Place                              Detroit, MI
                 Casa de Las Hermanitas                   Los Angeles, CA
                 Charlotte Lakeview                       Rochester, NY
                 Creekview Apartments                     Stroudsburg, PA
                 Foothill Gardens                         Los Angeles, CA
                 Frazier Park Apartments                  Baldwin Park, CA
                 Gary Manor                               Gary, IN
                 Grandview Homes                          Los Angeles, CA
                 Highlawn Place Apartments                Huntington, WV
                 Kern Villa                               Los Angeles, CA
                 New Baltimore                            New Baltimore, MI
                 Panorama Park                            Bakersfield, CA
                 Senior Chateau on the Hill               Cincinnati, OH
                 Sheraton Towers                          High Point, NC
                 South Bay Villa                          Los Angeles, CA
                 Tujunga Gardens                          Los Angeles, CA
                 Village Grove Apartments                 Corona, CA
                 Village of Kaufman                       Kaufman, TX
                 Vista De Jagueyes                        Aguas Buenas, PR
                 Wilderness Trail Manor                   Pineville, KY
                 Wilkes Towers                            Wilkesboro, NC

        Annex B -- The Partnership's Annual Report on Form 10-K for the
                      Fiscal Year ended December 31, 1997

                           "Incorporated by Reference"

       Annex C -- The Partnership's Quarterly Report on Form 10-Q for the
                          Quarter ended March 31, 1998

                            "Incorported by Reference"

     Annex D -- Text of the Proposed Amendment to the Partnership Agreement

                                                PROPOSED AMENDMENTS

                                           TO THE PARTNERSHIP AGREEMENT


Set forth below is the text of the proposed Amendments to the Partnership Agreement for which the consent of the Limited Partners is being sought in connection with the Sale.

[Section 9.3(d) Deleted]
Section 9.3(k) of the Partnership Agreement is amended to read as follows:
                  "(k) the Partnership will not sell or lease any Project or Project Interest to the General Partners or their affiliates; provided that the foregoing shall not apply to any sale of Project Interests made in connection with the proposed Sale described in the Definitive Consent Solicitation Statement of the Partnership dated August 5, 1998."

Section 9.1(h) of the Partnership Agreement is amended to read as follows:
                  "(h) to enter into and carry out agreements of any kind, provided that all contracts with the General Partners or their affiliates must provide for termination by the Partnership on 60 days written notice, without penalty, and to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate and carry out the purposes of the Partnership. The limitation contained in the proviso in the preceding sentence shall not apply to any agreement entered into in connection with the proposed Sale."

Annex E -- Opinion of Battle Fowler LLP

                                BATTLE FOWLER LLP
                         A LIMITED LIABILITY PARTNERSHIP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                                 (212) 230-7653


                                 August 5, 1998


Real Estate Associates Limited III
9090 Wilshire Boulevard
Beverly Hills, CA

                  Re: Amendments to the Agreement of Limited Partnership of Real
                      Estate Associates Limited III

Dear Sir or Madam:

         We have acted as counsel to Real Estate Associates Limited III, a California limited partnership (the "Partnership"), in connection with the amendments to the Partnership's Restated Certificate and Agreement of Limited Partnership (the "Partnership Agreement") the form of which is attached hereto as Exhibit A (the "Amendments").

         In rendering this opinion, we have examined originals or copies of the following:

         (i) The Partnership Agreement as certified by an officer of National Partnership Investments Corp. ("NAPICO"), the managing general partner of the Partnership;

         (ii) The Certificate of Limited Partnership of the Partnership (the "Certificate of Limited Partnership"), as certified by the Secretary of State of the State of California and by an officer of NAPICO;

         (iii) An  Agreement  dated June 1, 1984  between  NAPICO  and  National
               Partnership   Investments   Associates  (the  "General  Partners'
               Agreement") as certified by an officer of NAPICO;

         (iv) The Definitive Consent Solicitation Statement of the Partnership dated August 5, 1998 (the "Consent Solicitation Statement"); and

Real Estate Associates Limited III                                August 5, 1998



         (v)   The Amendments.

         The documents listed above are collectively referred to as the "Documents".

         In rendering this opinion we have made the following assumptions, each as you have agreed, without any investigation or independent verification: (i) the genuineness of all signatures of all persons executing any or all of the Documents; (ii) the authenticity and completeness of all documents, certificates and instruments submitted to us as originals; (iii) the conformity with the originals of all documents, certificates and instruments submitted to us as copies; (iv) the legal capacity to sign of all individuals executing such documents, certificates and instruments; and (v) there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated by the Documents.

         As to matters of fact relevant to this opinion, as you have agreed we have relied without independent investigation on, and assumed the accuracy and completeness of, the certificate of an officer of NAPICO (referred to herein as the "Officer's Certificate"). As you have agreed, we have not made an investigation as to, and have not independently verified, the facts underlying the matters covered by such Officer's Certificate.

         We also have assumed, without any investigation or independent verification, (a) the due authorization, execution, acknowledgment as indicated thereon, and delivery of the Documents, and the validity and enforceability thereof against all parties thereto, (b) that each party is validly existing, has full power, authority and legal right to execute and deliver the Documents to which it is a party and to carry out the transactions contemplated thereunder, and that each is duly qualified and in good standing in each jurisdiction where qualification is required, (c) that each party has complied with any order, rule, and regulation or law which may be applicable to such party with regard to any aspect of the transactions contemplated by the Documents, (d) that pursuant to the General Partners Agreement, NAPICO has the power to make all decisions pursuant to the Partnership Agreement to be made by the General Partners of the Partnership and (e) that all actions taken by NAPICO in connection with the Consent Solicitation Statement have been duly authorized by all necessary corporate action on the part of NAPICO.

         Our opinions are limited to the California Uniform Limited Partnership Act.

         We express no opinion except as expressly set forth below and no other opinions shall be implied. We express no opinion as to state and federal laws, rules, regulations, principles and requirements (collectively "laws") in the following areas: securities or "Blue Sky" laws, including


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                                                                          Page 3

Real Estate Associates Limited III                                August 5, 1998



without limitation, any opinions with respect to the compliance of the Consent Solicitation Statement with the securities laws, or laws of fiduciary duty. We disclaim any obligation to update any of the opinions expressed herein for events (including changes of law or fact) occurring after the date hereof.

         We have not reviewed and our opinion does not extend to any agreements, documents or instruments other than those which we have expressly acknowledged herein examining.

         Based upon and subject to the foregoing, we are of the opinion that the Amendments, if duly approved by the limited partners of the Partnership pursuant to the Consent Solicitation Statement, will not violate the Partnership Agreement or the California Uniform Limited Partnership Act.

         This opinion is solely for the benefit of the addressee in connection with the transaction contemplated by the Consent Solicitation Statement, and is not to be relied upon in any other context nor quoted in whole or in part, nor otherwise referred to.

                                                     Sincerely,



                                                     Battle Fowler LLP